As filed with the Securities and Exchange Commission on February 2, 2010
Registration No. 333 -
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Goodyear Tire & Rubber Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	3011 (Primary Standard Industrial Classification Code Number)	34-0253240 (I.R.S. Employer Identification Number)
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact Name of Registrant as Specified in Its Charter)

1144 East Market Street Akron, Ohio 44316-0001 (330) 796-2121 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	David L. Bialosky, Esq.
Senior Vice President, General Counsel and Secretary
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:

Carey S. Roberts, Esq. Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 841-1000	Stephen L. Burns, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sales to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14e-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
8.75% Notes due 2020	$702,000,000(1)	100%	$675,187,500.00(2)	$48,140.87(3)
Guarantees of 8.75% Notes due 2020	n/a	n/a	n/a	(4)

(1)	Represents the maximum aggregate principal amount of Goodyear’s 8.75% Notes due 2020 that may be issued in the Exchange Offer to which this Registration Statement relates.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (a) the average of the January 29, 2010 closing bid and ask prices for Goodyear’s 7.857% Notes due 2011, which equals $1,038.75, and (b) the quotient of (i) $650,000,000, which is the aggregate principal amount at maturity of Goodyear’s 7.857% Notes due 2011 which are sought for exchange and (ii) $1,000.

(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying .0000713 by the proposed maximum aggregate offering price.

(4)	In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the notes being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

SUBSIDIARY GUARANTORS

	State of	I.R.S. Employer	Address of
	Incorporation or	Identification	Registrant’s Principal	Address of
Registrant	Organization	Number	Executive Offices	Agent for Service

Celeron Corporation	Delaware	51-0269149	1144 East Market Street Akron, Ohio 44316 (330) 796-2121	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800
Dapper Tire Co., Inc.	California	95-2012142	4025 Lockridge Street San Diego, California 92102 (714) 375-6146	Corporation Service Company — Lawyers Incorporating Service 2730 Gateway Oaks Drive Suite 100 Sacramento, California 95833 (800) 927-9800
Divested Companies Holding Company	Delaware	51-0304855	2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800
Divested Litchfield Park Properties, Inc.	Arizona	51-0304856	2338 W. Royal Palm Road Suite J Phoenix, Arizona 85021 (800) 927-9800	Corporation Service Company 2338 W. Royal Palm Road Suite J Phoenix, Arizona 85021 (800) 927-9800
Goodyear Canada Inc.	Ontario	Not applicable	450 Kipling Avenue Toronto Ontario M8Z 5E1 Canada (416) 201-4300	Secretary 450 Kipling Avenue Toronto Ontario M8Z 5F1 Canada (416) 201-4300
Goodyear Export Inc.	Delaware	26-2890770	1144 East Market Street Akron, Ohio 44316 (330) 796-2121	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800
Goodyear Farms, Inc.	Arizona	86-0056985	2338 W. Royal Palm Road Suite J Phoenix, Arizona 85021 (800) 927-9800	Corporation Service Company 2338 W. Royal Palm Road Suite J Phoenix, Arizona 85021 (800) 927-9800
Goodyear International Corporation	Delaware	34-0253255	2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800
Goodyear Western Hemisphere Corporation	Delaware	34-0736571	2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800
Wheel Assemblies Inc.	Delaware	34-1879550	2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800
Wingfoot Commercial Tire Systems, LLC	Ohio	31-1735402	1144 East Market Street Akron, Ohio 44316 (330) 796-2121	Corporation Service Company 50 West Broad Street Suite 1800 Columbus, Ohio 43215 (800) 927-9800
Wingfoot Ventures Eight Inc.	Delaware	51-0319223	2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800	Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19808 (800) 927-9800

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and the securities being registered may not be exchanged until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange securities, and we are not soliciting an offer to buy or exchange securities, in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2010

PROSPECTUS

THE GOODYEAR TIRE & RUBBER COMPANY

OFFER TO EXCHANGE
8.75% NOTES DUE 2020
FOR ANY AND ALL OF ITS OUTSTANDING 7.857% NOTES DUE 2011
AND SOLICITATION OF CONSENTS TO AMEND THE RELATED INDENTURE

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal and consent, we are offering to exchange our outstanding 7.857% Notes due 2011, which we refer to collectively as the “old notes,” for our new 8.75% Notes due 2020, which we refer to collectively as the “new notes.”

			Amount	New Note	Consideration
CUSIP	Coupon	Maturity	Outstanding	Description	per $1,000 of Old Notes

382550AH4	7.857%	August 15, 2011	$650,000,000	8.75% Notes due 2020	$1,080 of New Notes

As part of the exchange offer, we are soliciting consents from the holders of our old notes to amend the terms of the indenture that governs the old notes (the “consent solicitation”). The proposed amendments would delete many of the restrictive covenants and certain events of default in the indenture applicable to the old notes. Holders may not deliver consents to the proposed amendments without tendering their old notes, and holders may not tender their old notes without delivering consents.

For each $1,000 principal amount of our outstanding old notes that is validly tendered and accepted for exchange, and for which related consents are delivered, holders will receive $1,080 in principal amount of our new notes. All holders whose old notes are validly tendered and accepted for exchange will also receive a cash payment equal to the accrued and unpaid interest on their old notes from the last applicable interest payment date up to but excluding the date on which the exchange of old notes accepted for exchange is settled, which we refer to as the “settlement date.” As of February 1, 2010, the aggregate principal amount of old notes outstanding was $650 million.

The new notes will be issued by us and will be guaranteed on an unsecured basis by certain of our subsidiaries. The old notes which we are offering to exchange are not guaranteed by any of our subsidiaries. Interest on the new notes will accrue from the settlement date and will be payable semi-annually, on February 15 and August 15 of each year, commencing on August 15, 2010, to holders of record on the immediately preceding February 1 and August 1. The aggregate principal amount of new notes to be issued to any holder in the exchange offer will be rounded down to the nearest $1,000. Any fractional portion of new notes will be paid in cash. The new notes will not be listed on any national securities exchange.

The exchange offer and the consent solicitation will expire at 11:59 p.m., New York City time, on March 2, 2010, unless extended by us (such date and time, as they may be extended, the “expiration date”). You may withdraw old notes tendered in the exchange offer at any time prior to the expiration date and, if not previously accepted for exchange, after the expiration of 40 business days from February 2, 2010. Consents may be revoked at any time prior to the expiration date. Consents may be revoked only by withdrawing the related old notes and the withdrawal of any old notes will automatically constitute a revocation of the related consents.

The exchange offer and the consent solicitation are subject to the conditions discussed under “Description of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part and the requirement that we receive valid tenders, not validly withdrawn, of at least $260 million in aggregate principal amount of old notes. The consent solicitation, but not the exchange offer, is also conditioned on the receipt of valid consents, not validly withdrawn, from holders of at least a majority of the outstanding principal amount of the old notes and certain other conditions discussed under “Description of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and Consent Solicitation.”

We urge you to carefully read the “Risk Factors” section beginning on page 10 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender old notes in the exchange offer and deliver consents pursuant to the consent solicitation. Neither we, the dealer manager and solicitation agent, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your old notes for exchange in the exchange offer and deliver consents pursuant to the consent solicitation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer and solicitation agent for the consent solicitation is:
Citi

THE DATE OF THIS PROSPECTUS IS          , 2010

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. You should carefully read this prospectus, together with the registration statement, the exhibits thereto, any prospectus supplements and the additional information described under the heading “Incorporation by Reference.”

We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to holders upon written or oral request. Requests should be directed to The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001, (330) 796-3751, Attn: Investor Relations. In order to ensure timely delivery of such documents, security holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by February 23, 2010 to ensure timely delivery of the documents prior to the expiration of the exchange offer and consent solicitation.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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FORWARD-LOOKING INFORMATION

Certain information set forth herein or incorporated by reference herein may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	deteriorating economic conditions in any of our major markets, or an inability to access capital markets when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives our operating results, financial condition and liquidity may be materially adversely affected;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expenses;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	work stoppages, financial difficulties or supply disruptions at our major original equipment customers, dealers or suppliers could harm our business;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	if we experience a labor strike, work stoppage or other similar event our financial position, results of operations and liquidity could be materially adversely affected;

•	our long term ability to meet current obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results;

•	the challenges of the present business environment may cause a material reduction in our liquidity as a result of an adverse change in our cash flow from operations;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities could have a material adverse effect on our liquidity and our results of operations;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to provide letters of credit or post cash collateral if we are subject to a significant adverse judgment or if we are unable to obtain surety bonds, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd., or SRI, provide for exit rights available to SRI upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of our joint venture alliances (which include much of our operations in Europe);

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•	we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our web site (http://www.goodyear.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents which have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Definitive Proxy Statement on Schedule 14A filed on March 9, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	Current Reports on Form 8-K filed with the SEC on May 5, 2009, May 11, 2009, May 29, 2009, June 4, 2009 (as amended on August 6, 2009), June 19, 2009, July 29, 2009, September 21, 2009 and October 13, 2009.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, from the date hereof until the exchange offer and consent solicitation are completed, shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Attention: Investor Relations
Telephone number: (330) 796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. In order to ensure timely delivery of documents, security holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by February 23, 2010 to ensure timely delivery of the documents prior to the expiration of the exchange offer and consent solicitation.

SUMMARY

The following summary contains basic information about the exchange offer and consent solicitation. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information.”

Unless otherwise indicated or the context otherwise requires, references to “Goodyear,” “Company” and “we,” “us” or “our” wherever used herein refer to The Goodyear Tire & Rubber Company together with all of its consolidated domestic and foreign subsidiary companies. Unless otherwise indicated or the context otherwise requires, references to “the indenture governing the old notes” wherever used herein refer to the indenture, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A., successor to The Chase Manhattan Bank, as trustee, as supplemented on August 15, 2001. Unless otherwise indicated or the context otherwise requires, references to “the indenture governing the new notes” wherever used herein refer to the indenture, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A., successor to The Chase Manhattan Bank, as trustee, as supplemented by a supplemental indenture to be dated as of the settlement date, among the Company, the subsidiary guarantors and Wells Fargo Bank, N.A., as trustee.

Overview of Goodyear

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. For the twelve months ended September 30, 2009, our net sales were $16 billion and we had a Goodyear net loss of $812 million. We develop, manufacture, market and distribute tires for most applications and manufacture and market rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,600 tire and auto service center outlets where we offer our products for retail sale and provide automotive repair and other services. We manufacture our products in 59 manufacturing facilities in 24 countries, including the United States, and we have marketing operations in almost every country around the world. As of September 30, 2009, we employed approximately 69,000 full-time and temporary associates worldwide.

We operate our business through four operating segments representing our regional tire businesses: North American Tire; Europe, Middle East and Africa Tire; Latin American Tire; and Asia Pacific Tire. Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles

•	trucks

•	buses

•	aviation

•	motorcycles

•	farm implements

•	earthmoving and mining equipment

•	industrial equipment, and

•	various other applications.

In each case, our tires are offered for sale to vehicle manufacturers for mounting as original equipment, or OE, and for replacement worldwide. We manufacture and sell tires under the Goodyear, Dunlop, Kelly,

Fulda, Debica and Sava brands and various other Goodyear owned “house” brands, and the private-label brands of certain customers. In certain geographic areas we also:

•	retread truck, aviation and off-the-road, or OTR, tires,

•	manufacture and sell tread rubber and other tire retreading materials,

•	provide automotive repair services and miscellaneous other products and services, and

•	manufacture and sell flaps for truck tires and other types of tires.

Our principal products are new tires for most applications. Approximately 87.1% of our sales in 2008 were for new tires, which is consistent with 88.6% in both 2007 and 2006. New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Cooper, Hankook, Kumho, Pirelli, Toyo, Yokohama and various regional tire manufacturers.

We compete with other tire manufacturers on the basis of product design, performance, price, reputation, warranty terms, customer service and consumer convenience. Goodyear and Dunlop brand tires enjoy a high recognition factor and have a reputation for performance and quality. The Kelly, Debica and Sava brands and various other house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.

Our Principal Executive Offices

We are an Ohio corporation, organized in 1898. Our principal executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is (330) 796-2121.

Recent Developments

Venezuelan Currency Devaluation.  On January 8, 2010, the Venezuelan government announced the devaluation of its currency, the bolivar fuerte, and the establishment of a two-tier exchange structure. The official exchange rate has been changed from 2.15 bolivares fuertes to each U.S. dollar to 4.30 bolivares fuertes to each U.S. dollar, except in the case of the conversion of bolivares fuertes to U.S. dollars to pay for the importation of “essential goods,” for which the rate is 2.60 bolivares fuertes to each U.S. dollar. Some of the tires and raw materials that Goodyear’s Venezuelan subsidiary, Compania Anonima Goodyear de Venezuela (“Goodyear Venezuela”), imports into Venezuela have been classified as “essential goods,” while others have not. We are continuing to evaluate the list of goods classified by the Venezuelan government as “essential” to determine which exchange rate will apply to Goodyear Venezuela’s imports.

At December 31, 2009, without giving effect to the devaluation, we had approximately $370 million in cash denominated in bolivares fuertes, third-party U.S. dollar-denominated accounts payable of approximately $17 million, and U.S. dollar-denominated intercompany accounts payable of approximately $127 million. We expect to record a charge in the first quarter of 2010 in connection with the remeasurement of our balance sheet to reflect the devaluation. If calculated at the 4.30 official exchange rate, the charge is expected to be approximately $150 million, net of tax. To the extent that any goods that Goodyear Venezuela imports are classified as “essential,” this impact could be reduced. The devaluation did not affect our 2009 results of operations or financial position.

Effective January 1, 2010, Venezuela’s economy is considered a hyper-inflationary economy under U.S. GAAP. Accordingly, all gains and losses resulting from the remeasurement of our financial statements are required to be recorded directly in the income statement. If in the future we convert bolivares fuertes at a rate other than the official exchange rate, we may realize additional gains or losses that would be recorded in the income statement.

Venezuela has also imposed currency exchange controls since 2003 that restrict the ability to exchange bolivares fuertes for U.S. dollars. These restrictions, which were strengthened in 2009, may delay or limit the ability of Goodyear Venezuela to pay third-party and affiliated suppliers and may otherwise delay or limit our ability to repatriate funds from Goodyear Venezuela through dividends or intercompany advances.

The future results of our Venezuelan operations will be affected by many factors, including our ability to take actions to mitigate the effect of the devaluation, further actions of the Venezuelan government, economic conditions in Venezuela such as inflation and consumer spending, and the availability of raw materials, utilities and energy. Goodyear Venezuela contributes a significant portion of the sales and operating income of our Latin American Tire segment. As a result, any disruption of Goodyear Venezuela’s operations or of our ability to pay suppliers or repatriate funds from Venezuela could have a material adverse impact on the future performance of our Latin American Tire segment and could adversely affect our financial condition, liquidity and results of operations.

The Exchange Offer and Consent Solicitation

The material terms of the exchange offer and the consent solicitation are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this prospectus entitled “Description of the Exchange Offer and Consent Solicitation” and “Description of the Proposed Amendments.”

Offeror	The Goodyear Tire & Rubber Company

The Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal and consent, we are offering to exchange our outstanding 7.857% Notes due 2011 (CUSIP No. 382550AH4), or “old notes”, for our newly issued 8.75% Notes due 2020, or “new notes.” As of February 1, 2010, $650 million aggregate principal amount of old notes remain outstanding.

The Consent Solicitation	As part of the exchange offer, we are soliciting the consent of holders of the requisite aggregate principal amount outstanding of the old notes necessary to amend certain of the terms of the indenture governing the old notes. A holder of old notes may not consent to the proposed amendments without tendering their old notes for exchange and may not tender their old notes for exchange without consenting to the proposed amendments. The completion, execution and delivery of the accompanying letter of transmittal and consent or the electronic transmittal through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program system, or ATOP, which binds holders of old notes to the terms of the letter of transmittal and consent, in connection with the tender of old notes will constitute the consent of the tendering holder to the proposed amendments to the indenture governing the old notes.

Purpose of the Exchange Offer and Consent Solicitation	The purpose of the exchange offer is to effectively extend the maturity date of a portion of our indebtedness coming due in 2011. The purpose of the consent solicitation is to adopt the proposed amendments, which will eliminate many of the restrictive covenants and certain events of default in the indenture governing the old notes.

Consideration	For each $1,000 principal amount of our outstanding old notes that is validly tendered and accepted for exchange, and for which a consent is validly delivered and not withdrawn, holders will receive $1,080 in principal amount of our new notes. The aggregate principal amount of new notes to be issued to any holder in the exchange offer and consent solicitation will be rounded down to the nearest $1,000. Any fractional portion of new notes will be paid in cash.

All holders whose old notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their old notes accepted for exchange from the last applicable interest payment date to but excluding the settlement date.

Soliciting Dealer Fee	With respect to any tender in an amount up to $250,000 in aggregate principal amount that is accepted in the exchange offer from any eligible soliciting dealer, we will pay to the relevant eligible soliciting dealer a fee of 0.50% on the amount of such tender. In order to be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form, which is included in the documentation accompanying the letter of transmittal and consent, must be received by the exchange agent prior to the expiration date. See “Description of the Exchange Offer and Consent Solicitation — Soliciting Dealer Fee.”

Proposed Amendments; Requisite Consents	If adopted, the proposed amendments would delete many of the restrictive covenants and certain events of default in the indenture governing the old notes. The consent of the holders of at least a majority of the outstanding aggregate principal amount of the old notes is required in order for the proposed amendments to be adopted.

Expiration Date	The exchange offer and consent solicitation will expire at 11:59 p.m., New York City time, on March 2, 2010, unless extended by us.

Settlement Date	The settlement date will occur promptly following the expiration date. We anticipate that the settlement date will occur on or about the third business day following the expiration date.

Withdrawal and Revocation	You may withdraw old notes tendered in the exchange offer at any time prior to the expiration date and, if not previously accepted for exchange, after the expiration of 40 business days from February 2, 2010. Consents may be revoked at any time prior to the expiration date. Consents may be revoked only by withdrawing the related old notes and the withdrawal of any old notes will automatically constitute a revocation of the related consents. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn or unaccepted old notes are held in physical form, will be returned to the tendering holder.

Conditions to the Exchange Offer and Consent Solicitation	Our obligation to consummate the exchange offer and consent solicitation is conditioned upon:

• the effectiveness of the registration statement of which this prospectus forms a part;

• our receipt of valid tenders, not validly withdrawn, of at least $260 million in aggregate principal amount of old notes; and

• the other conditions described in “Description of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and Consent Solicitation — Registration and Combined General Conditions.”

The consent solicitation is further conditioned upon our receipt of valid consents, not validly withdrawn, from holders of at least a majority in aggregate principal amount of old notes and the other conditions described in “Description of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and

Consent Solicitation — Consent General Conditions.” The exchange offer is not conditioned on our receipt of the consents necessary to effect the proposed amendments.

Subject to applicable law, we may terminate or withdraw the exchange offer or consent solicitation if any of the conditions are not satisfied or waived by the expiration date. We may also extend the exchange offer and consent solicitation from time to time until the conditions are satisfied or waived.

Although we have no present plans or arrangements to do so, we reserve the right to amend, modify or waive, at any time, the terms and conditions of the exchange offer and consent solicitation, subject to applicable law. We will give you notice of any amendments, modifications or waivers as and if required by applicable law.

Procedures for Tendering Old Notes and Delivering Consents	If you are a holder of old notes and you wish to participate in the exchange offer and consent solicitation, you must transmit to the exchange agent, on or prior to the expiration date:

(1) either:

• a properly completed and duly executed letter of transmittal and consent, which accompanies this prospectus, or a facsimile of the letter of transmittal and consent, including all other documents required by the letter of transmittal and consent, to the exchange agent at the address set forth on the back cover of this prospectus; or

• a computer-generated message transmitted by means of DTC’s, ATOP, and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal and consent; and

(2) a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers or, if the old notes are held in physical form, delivering the old notes to the exchange agent, in either case as described in this prospectus under the heading “Description of the Exchange Offer and Consent Solicitation — Procedures for Tendering Old Notes and Delivering Consents.”

No guaranteed delivery procedures are being offered in connection with the exchange offer and consent solicitation. You must tender your old notes and deliver your consents by the expiration date in order to participate and receive the exchange consideration.

Tendering and Consenting Through a Custodian	If you are a beneficial owner of old notes that are held by or registered in the name of a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact your custodial entity promptly and instruct it to tender your old notes on your behalf pursuant to the procedures of that custodial entity.

Consequences of Failure to Exchange Notes	For a description of the consequences of failing to exchange your old notes, see “Risk Factors” and “Description of the Exchange Offer and Consent Solicitation — Certain Consequences to Holders of Old Notes Not Participating in the Exchange Offer and Consent Solicitation.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer or consent solicitation.

Taxation	For a discussion of the material U.S. federal income tax consequences of the exchange offer, see “Material U.S. Federal Income Tax Considerations.”

Brokerage Commissions	No brokerage commissions are payable by the holders of the old notes to us, the dealer manager and solicitation agent, the information agent or the exchange agent.

Dealer Manager and Solicitation Agent	Citigroup Global Markets Inc. is acting as the dealer manager for the exchange offer and the solicitation agent for the consent solicitation.

Information Agent and Exchange Agent	Global Bondholder Services Corporation has been appointed as the information agent and exchange agent for the exchange offer and consent solicitation.

Further Information	Questions about the terms of the exchange offer or consent solicitation should be directed to the dealer manager and solicitation agent. If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal and consent, please contact the information agent. Contact information for the dealer manager and solicitation agent and the information agent are set forth on the back cover of this prospectus.

The New Notes

Issuer	The Goodyear Tire & Rubber Company, an Ohio corporation.

Notes Offered	Up to $702 million aggregate principal amount of 8.75% Notes due 2020.

Maturity Date	The new notes will mature on August 15, 2020.

Interest	The new notes will accrue interest at the rate of 8.75% per annum.

Interest Rate	Interest on the new notes will accrue from the settlement date and will be payable on February 15 and August 15 of each year, commencing on August 15, 2010.

Ranking	The new notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The new notes are effectively subordinated to all our existing and future secured debt and to the existing and future secured debt of any subsidiaries that guarantee the new notes, in each case, to the extent of the value of the collateral securing such debt, and to all existing and future debt of our subsidiaries that do not guarantee the new notes.

At September 30, 2009:

• our consolidated senior secured indebtedness, including capital leases, totaled approximately $2.7 billion;

• our consolidated senior unsecured indebtedness totaled approximately $3.2 billion; and

• our subsidiaries guaranteeing the new notes had indebtedness, including subsidiary guarantees of the Company’s indebtedness, of approximately $4.0 billion, of which $2.0 billion was secured.

As of and for the nine months ended September 30, 2009 and the year ended December 31, 2008, without including eliminations for intercompany transactions, our non-guarantor subsidiaries (i) had net sales of approximately $11.1 billion and $19.6 billion and Goodyear net (loss) income of approximately $29 million and $365 million, respectively, (ii) had total assets of approximately $13.6 billion and $12.5 billion, respectively, and (iii) had indebtedness of approximately $1.1 billion and $1.2 billion, respectively. For a presentation of the financial information pursuant to Rule 3-10 of Regulation S-X, see “Note to the Consolidated Financial Statements No. 13, Consolidating Financial Information,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and “Note to the Consolidated Financial Statements No. 23, Consolidating Financial Information” in our Current Report on Form 8-K filed on May 5, 2009.

Guarantees	The new notes will be jointly and severally guaranteed on a senior unsecured basis by certain of our subsidiaries. These guarantees may be released in certain circumstances, including (i) if the new notes are assigned an investment grade rating by Moody’s and S&P and no default or event of default has occurred or is continuing or (ii) at such time and for so long as the relevant subsidiary guarantor does not guarantee certain other indebtedness of the issuer or other subsidiary guarantors. (With respect to (i), if either rating on the new notes should subsequently decline to below investment grade, the guarantees will be reinstated.)

Change of Control	Upon the occurrence of certain transactions meeting the definition of “change of control,” each holder of the new notes will have the right to require the issuer to purchase all or any part of such holder’s new notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Optional Redemption	We have the option to redeem the new notes in whole at any time or in part from time to time at the make-whole redemption price described in this prospectus.

Certain Covenants	The indenture governing the new notes will contain covenants limiting the issuer’s and certain of its subsidiaries’ rights to:

• incur secured indebtedness;

• enter into sale and leaseback transactions; and

• merge, consolidate or sell or lease all or substantially all of their assets.

These covenants are subject to a number of important additional limitations and exceptions. For example, a lien on certain types of property is permitted if it secures any indebtedness incurred to finance all or part of the purchase price of such property, whether such lien is incurred before, at the time of, or within one year after, the acquisition of such property.

Book-entry Form	The new notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC. Beneficial interests in any of the new notes will be shown, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated notes, except in limited circumstances.

No Prior Market; Trading	The new notes will be new securities for which there is currently no market. The new notes will not be listed on any securities exchange or included in any automated quotation statement. No assurance can be given as to the liquidity of or trading market for the new notes.

RISK FACTORS

Before deciding whether to participate in the exchange offer and consent solicitation, you should read carefully this prospectus, including the risks described below and the documents incorporated by reference herein. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference in this prospectus. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or incorporated by reference herein actually occur, our business, financial condition and results of operations could be materially adversely affected. The risks described below or incorporated by reference herein also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Information.”

Risks Related to the New Notes

The new notes are our senior unsecured obligations. As such, the new notes are effectively subordinated to all of our existing and future secured debt, to the existing and future debt of our subsidiaries that do not guarantee the new notes and to the existing and future secured debt of any subsidiaries that guarantee the new notes.

The new notes constitute our senior unsecured debt and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt. The new notes are effectively subordinated to all our existing and future secured debt and to the existing and future secured debt of any subsidiaries that guarantee the new notes, in each case to the extent of the value of the collateral securing such debt, and to the existing and future debt of our subsidiaries that do not guarantee the new notes. In the event of any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the new notes. As of September 30, 2009, we had approximately $5.9 billion of total indebtedness (including capital leases), approximately $2.7 billion of which was secured.

Holders of the new notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries that do not guarantee the new notes (which includes all of our foreign subsidiaries other than Goodyear Canada Inc.) and to all secured creditors of our subsidiaries, whether or not they guarantee the new notes, with respect to the assets securing the claims of those secured creditors.

As of September 30, 2009, our subsidiaries guaranteeing the new notes had indebtedness, including capital leases and subsidiary guarantees of the Company’s indebtedness, of approximately $4.0 billion, approximately $2.0 billion of which was secured.

As of and for the nine months ended September 30, 2009 and the year ended December 31, 2008:

•	our guarantor subsidiaries had net sales of approximately $1.3 billion and $1.9 billion, Goodyear net (loss) income of approximately $(99) million and $40 million, and total assets of approximately $1.8 billion and $1.9 billion, respectively;

•	our non-guarantor subsidiaries had net sales of approximately $11.1 billion and $19.6 billion, Goodyear net (loss) income of approximately $29 million and $365 million, and total assets of approximately $13.6 billion and $12.5 billion, respectively; and

•	our non-guarantor subsidiaries had indebtedness of approximately $1.1 billion and $1.2 billion, respectively.

The above financial information does not include eliminations for intercompany transactions. For a presentation of the financial information pursuant to Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the new notes and our non-guarantor subsidiaries, see “Note to the Consolidated Financial

Statements No. 13, Consolidating Financial Information” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and “Note to the Consolidated Financial Statements No. 23, Consolidating Financial Information” in our Current Report on Form 8-K filed on May 5, 2009.

A court could cancel the guarantees of the new notes by our subsidiaries under fraudulent transfer law.

Certain of our U.S. and Canadian subsidiaries will guarantee the new notes. Although the guarantees provide you with a direct unsecured claim against the assets of the guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, in certain circumstances a court could cancel a guarantee and order the return of any payments made thereunder to the subsidiary or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the guarantor incurred the debt evidenced by its guarantee (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the debt and (ii) any one of the following conditions was satisfied:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence;

•	the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the new notes issuance. The determination of whether a guarantor was or was not rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its assets at a fair valuation or if the present fair salable value of it assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they mature.

If a court canceled a guarantor’s guarantee, you would no longer have a claim against that guarantor or its assets. Our assets and the assets of the remaining guarantors may not be sufficient to pay the amount then due under the new notes.

Our corporate structure may materially adversely affect our ability to meet our debt service obligations under the new notes.

A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the new notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. Under the indenture governing the new notes, we and our subsidiaries may enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, whether in connection with financing our subsidiaries or otherwise. Furthermore, our subsidiaries are separate and distinct legal entities and those that are not subsidiary guarantors of the new notes have no obligation, contingent or otherwise, to make payments on the new notes or to make any funds available for that purpose.

The new notes place only limited restrictions on our ability to incur additional debt, and place no restrictions on our ability to repurchase our securities or to take other actions that could adversely affect holders of the new notes.

The only restrictions under the indenture governing the new notes with respect to incurring additional debt are covenants limiting our ability to incur secured indebtedness without equally and ratably securing all of our other presently outstanding securities under the indenture, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A., successor to The Chase Manhattan Bank, as trustee, and possibly additional securities issued under that indenture, and to engage in certain sale and leaseback transactions. The restrictions in these covenants are subject to significant exceptions. In addition, the limited covenants applicable to the new notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. See “Description of the New Notes.” Our ability to recapitalize, pay dividends, incur additional debt, issue and repurchase our securities and take other actions that are not limited by the terms of the new notes could adversely affect our ability to make payments under the new notes when due.

Guarantees of the new notes will be suspended if the new notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, and certain other events will release our subsidiary guarantors entirely from their obligations to guarantee the new notes.

Under the indenture governing the new notes, from and after the first date when the new notes are rated investment grade by both Standard & Poor’s and Moody’s, (i) Goodyear may elect to suspend guarantees of the new notes, and (ii) a covenant relating to “future subsidiary guarantors” will be suspended and cease to have any effect. If after these guarantees and this covenant are suspended, Standard & Poor’s or Moody’s were to downgrade their ratings of such notes to a non-investment grade level, the covenant and the guarantees would be reinstated and the holders of the notes would again have the protection of the guarantees and covenant. There are additional circumstances under which the guarantee of a subsidiary guarantor could be released. For instance, a guarantee could be released at such time and for so long as the relevant subsidiary guarantor does not guarantee certain other indebtedness of the Company or another subsidiary guarantor. See “Description of the New Notes — Subsidiary Guarantees.”

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture governing the new notes and holders may be unable to require us to repurchase new notes in certain circumstances.

Upon the occurrence of specific change of control events under the indenture governing the new notes, we will be required to offer to repurchase all of the new notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest, to the repurchase date. A change of control may also accelerate our obligations to repay amounts outstanding under our credit agreements and require us to make a similar offer to purchase our 9% Senior Notes due 2015, our 8.625% Senior Notes due 2011 and our 10.5% Senior Notes due 2016. Any of our future debt agreements may contain a similar provision. We may not have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all of our obligations under the new notes and these other current and future instruments upon a change of control.

Under the terms of certain of our existing credit agreements, a change in control will result in an event of default. Any future credit agreements or other agreements or instruments relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the new notes in connection with a change of control. In the event a change of control occurs at a time when we are prohibited from offering to purchase the new notes, we could attempt to obtain the consent of the lenders under those agreements or attempt to refinance the related indebtedness, but may not be successful.

In addition, holders may not be able to require us to repurchase their new notes in certain circumstances involving a significant change in the composition of our board of directors. Under the terms of the indenture governing the new notes, we are required to offer to repurchase the new notes if, during any two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office. In a recent decision, the Court of Chancery of Delaware considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control redemption provision described above. The court found that, in a proxy contest where shareholders nominated their own slate of directors, the occurrence of a “change of control” under the indenture could be avoided if the directors “approved” the dissident slate of directors solely for purposes of the indenture but did not otherwise endorse them. In taking such action, the board of directors must determine in good faith that the election of the dissident nominees would not be materially adverse to the corporation or its stockholders but is not required to take into consideration the interests of the holders of debt securities in making this determination. As a result, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but “approves” them for purposes of the indenture governing the new notes, holders of the new notes may not be entitled to require us to make a change of control offer.

Your right to require us to redeem the new notes is limited.

The holders of new notes have limited rights to require us to purchase or redeem the new notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions of the indenture governing the new notes will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if such transaction does not result in a change of control or otherwise result in an event of default under the indenture governing the new notes. Accordingly, the change of control provision is likely to be of limited effect in such situations.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.

The new notes will constitute a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. Although the dealer manager has advised us that it currently intends to make a market in the new notes, it is not obligated to do so and may discontinue its market-making activities at any time without notice. As a result, the market price of the new notes could be adversely effected. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the market for similar notes; and

•	our operating performance and financial condition.

Moreover, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

Finally, if a large number of holders of the old notes do not tender their old notes or tender their old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the notes.

Risks Related to the Exchange Offer and Consent Solicitation

Your decision to tender your old notes for new notes exposes you to the risk of nonpayment for a longer period of time.

The old notes mature in 2011. The new notes will mature in 2020. If, following the maturity date of your old notes but prior to the maturity date of the new notes, we were to become subject to a bankruptcy or similar proceeding, the holders of old notes who did not exchange their old notes for new notes could have been paid in full and there would exist a risk that holders of old notes who exchanged their old notes for new notes would not be paid in full, if at all. Your decision to tender your old notes should be made with the understanding that the lengthened maturity of the new notes exposes you to the risk of nonpayment for a longer period of time.

If the proposed amendments become effective, holders of old notes will no longer benefit from the protections provided by the existing restrictive covenants, certain events of default and other provisions.

The proposed amendments to the indenture governing the old notes would delete many of the restrictive covenants and certain events of default in the indenture governing the old notes. If the proposed amendments become effective, holders of old notes that remain outstanding after the completion of the exchange offer and consent solicitation will no longer be entitled to the benefit of those covenants, events of default and other provisions. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the old notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price and credit rating of the old notes that remain outstanding.

You may have difficulty selling the old notes you do not exchange.

The trading market for old notes that are not exchanged could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the principal amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes. If a market for old notes that are not exchanged exists or develops, the old notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. There can, however, be no assurance that an active market in the old notes will exist, develop or be maintained, or as to the prices at which the old notes may trade, after the exchange offer is consummated.

You may not receive new notes in the exchange offer if the procedures for the exchange offer are not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP, which binds holders of the old notes to the terms of the letter of transmittal and consent, and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

The consummation of the exchange offer and consent solicitation may be delayed or may not occur.

We are not obligated to complete the exchange offer and consent solicitation under certain circumstances and unless and until certain conditions are satisfied, as described more fully below in “Description of the Exchange Offer — Conditions to the Exchange Offer and Consent Solicitation.” Even if the exchange offer and consent solicitation are completed, they may not be completed on the schedule described in this prospectus. Accordingly, participating holders may have to wait longer than expected to receive their new notes, during which time those holders will not be able to effect transfers of their old notes tendered in the exchange offer.

The consideration to be received in the exchange offer does not reflect any valuation of the old notes or the new notes and is subject to market volatility.

Our board of directors has made no determination that the consideration to be received in the exchange offer represents a fair valuation of either the old notes or the new notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of old notes. Accordingly, none of Goodyear, our board of directors, the dealer manager and solicitation agent or any other person is making any recommendation as to whether or not you should tender old notes for exchange in the exchange offer or deliver a consent pursuant to the consent solicitation.

We may repurchase any old notes that are not tendered in the exchange offer on terms that are more favorable to the holders of the old notes than the terms of the exchange offer.

Although we do not currently intend to do so, we may, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. We also reserve the right to repurchase any existing notes not tendered. If we decide to repurchase old notes on terms that are more favorable than the terms of the exchange offer, those holders who decide not to participate in the exchange offer could be better off than those that participated in the exchange offer.

If you are a U.S. Holder, you will likely recognize gain for U.S. federal income tax purposes as a result of your participation in the exchange offer.

If you participate in the exchange offer, you will receive new notes with a principal amount in excess of the principal amount of the old notes surrendered. As a result, if you are a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) you will likely recognize a gain for U.S. federal income tax purposes with respect to such excess principal amount. See “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Tax Consequences to U.S. Holders who Participate in the Exchange Offer.”

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q:	Why is Goodyear making the exchange offer and consent solicitation?

A:	Goodyear is conducting the exchange offer in order to effectively extend the maturity date of a portion of our indebtedness coming due in 2011. The purpose of the consent solicitation is to adopt the proposed amendments, which will eliminate many of the restrictive covenants and certain events of default in the indenture governing the old notes.

Q:	What will I receive if I tender my old notes and deliver consents in the exchange offer and consent solicitation?

A:	Subject to certain conditions described below, for each $1,000 principal amount of our outstanding old notes that is validly tendered, not validly withdrawn and accepted for exchange, and for which a consent is validly delivered and not withdrawn, prior to the expiration date, which is currently scheduled for 11:59 p.m., New York City time, on March 2, 2010, holders will receive $1,080 in principal amount of our new notes. The aggregate principal amount of new notes to be issued to any holder in the exchange offer and consent solicitation will be rounded down to the nearest $1,000. Any fractional portion of new notes will be paid in cash.

All holders whose old notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their old notes accepted for exchange from the last applicable interest payment date to but excluding the settlement date (which we anticipate will occur on or about the third business day following the expiration date).

The new notes will be guaranteed on an unsecured basis by certain of our subsidiaries. The old notes are not guaranteed by any of our subsidiaries.

Your right to receive the consideration described above is subject to all the conditions set forth in this prospectus and the related letter of transmittal and consent.

Q:	What are the consequences of not tendering in the exchange offer?

A:	If the proposed amendments to the indenture governing the old notes become effective, holders of old notes that remain outstanding after the completion of the exchange offer and consent solicitation will no longer be entitled to the benefit of the restrictive covenants, events of default and other provisions in the indenture that will be removed by the proposed amendments. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the old notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price and credit rating of the old notes that remain outstanding.

In addition, following the consummation of the exchange offer and consent solicitation, the trading market for old notes that are not exchanged could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes. We cannot assure you that ratings on the old notes will be maintained. See “Risk Factors — Risks Related to the Exchange Offer and Consent Solicitation.”

Q:	How do the old notes differ from the new notes to be issued in the exchange offer?

A:	The interest rate on the old notes is 7.857% per annum and the old notes will mature on August 15, 2011, while the interest rate on the new notes will be 8.75% per annum and the new notes will mature on August 15, 2020. The new notes will be guaranteed on an unsecured basis by certain of our subsidiaries. The old notes that we are offering to exchange are not guaranteed by any of our subsidiaries. There are also material differences in the optional redemption provisions and certain of the covenants and events of default applicable to the new notes. See “Material Differences Between the New Notes and the Old Notes.”

Q:	What consents are required to effect the proposed amendments to the indenture governing the old notes?

A:	In order for the proposed amendments to the old notes to be adopted, we must receive valid consents, not validly withdrawn, from holders of at least a majority in aggregate principal amount of old notes.

Q:	Are there any conditions to the consummation of the exchange offer and consent solicitation?

A:	Our obligation to complete the exchange offer and consent solicitation is conditioned upon, among other things, (i) the effectiveness of the registration statement of which this prospectus forms a part, (ii) our receipt of valid tenders, not validly withdrawn, of at least $260 million in aggregate principal amount of old notes and (iii) the other conditions described in “Description of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and Consent Solicitation — Registration and Combined General Conditions.”

The consent solicitation is further conditioned upon our receipt of valid consents, not validly withdrawn, from holders of at least a majority in aggregate principal amount of old notes and the other conditions described in “Description of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and Consent Solicitation — Consent General Conditions.” The exchange offer is not conditioned on our receipt of the consents necessary to effect the proposed amendments.

Subject to applicable law, we may terminate or withdraw the exchange offer or consent solicitation if any of the conditions are not satisfied or waived prior to the expiration date. We may also extend the exchange offer and consent solicitation from time to time until the conditions are satisfied or waived.

Although we have no present plans or arrangements to do so, we reserve the right to amend, modify or waive, at any time, the terms and conditions of the exchange offer and consent solicitation (with the exception of the minimum consents condition with respect to the consent solicitation), subject to applicable law. We will give you notice of any amendments, modifications or waivers as and if required by applicable law.

Q:	When will the exchange offer expire?

A:	The exchange offer and consent solicitation will expire at 11:59 p.m., New York City time, on March 2, 2010, subject to our right to extend that time and date in our absolute discretion.

Q:	Under what circumstances can the exchange offer and consent solicitation be extended, amended or terminated?

A:	We reserve the right to extend the exchange offer and consent solicitation in our absolute discretion for any reason. We also expressly reserve the right, at any time, to amend the terms of the exchange offer or consent solicitation in any respect prior to the expiration date. Further, we may be required to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this prospectus or waive a material condition to the exchange offer. During any extension of the exchange offer and consent solicitation, old notes that were previously tendered for exchange and not validly withdrawn, and consents previously and validly delivered and not validly revoked, will remain subject to the exchange offer and consent solicitation, but any such old notes and related consents may be withdrawn or revoked at any time prior to the expiration date. Any waiver, amendment or modification of the exchange offer and consent solicitation, including any change in the consideration, will apply to all old notes previously validly tendered and not validly withdrawn and to all consents previously validly delivered and not validly revoked. We reserve the right to terminate the exchange offer or consent solicitation at any time prior to the expiration date if any condition to the exchange offer or consent solicitation, as applicable, is not met. For more information regarding our right to extend, amend or terminate the exchange offer and consent solicitation, see “Description of the Exchange Offer and Consent Solicitation — Expiration Date; Extensions; Amendments; Termination.”

Q:	When will Goodyear issue the new notes?

A:	Assuming the conditions to the exchange offer are satisfied or waived, Goodyear will issue new notes along with a cash payment equal to the accrued and unpaid interest on any old notes accepted for exchange promptly after the expiration date of the exchange offer. We anticipate that the settlement of the exchange offer will occur on or about the third business day following the expiration date.

Q:	When will the proposed amendments to the indenture governing the new notes become effective?

A:	If we receive the requisite consents to the proposed amendments, the proposed amendments to the indenture will become effective upon the settlement of the exchange offer, which will occur on or about the third business day following the expiration date.

Q:	What are my rights if I change my mind after I tender my old notes and deliver my consent?

A:	Tenders of old notes as well as consents to the proposed amendments may be validly withdrawn and revoked at any time prior to the expiration date. Note that consents may be revoked only by withdrawing the related old notes and the withdrawal of any old notes will automatically constitute a revocation of the related consents.

Once withdrawal rights have expired on the expiration date, tenders of old notes and the delivery of consents may not be validly withdrawn or revoked unless the expiration date is extended or Goodyear is required by law to permit withdrawal. In addition, if not previously returned, you may withdraw any old notes tendered in the exchange offer that are not accepted by us for exchange after the expiration of 40 business days from February 2, 2010. Any withdrawn old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in physical form, will be returned to the tendering holder.

Q:	Will Goodyear receive any cash proceeds from the exchange offer and consent solicitation?

A:	No.

Q:	What happens if some or all of my old notes and the related consents are not accepted?

A:	If we decide not to accept some or all of your old notes and the related consents because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, the old notes not accepted by us will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in physical form, will be returned to the tendering holder promptly after the expiration or the termination of the exchange offer and the related consents will be of no further force or effect.

Q:	Will I have to pay any fees or commissions if I tender my old notes and deliver related consents in the exchange offer and consent solicitation?

A:	If your old notes are held through a broker or other nominee who tenders the old notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges apply. Otherwise, you will not be required to pay any fees or commissions to us, the dealer manager and the solicitation agent, the exchange agent or the information agent in connection with the exchange offer and consent solicitation.

Q:	How do I tender my old notes for exchange in the exchange offer and deliver consents pursuant to the consent solicitation?

A:	If you are a holder of old notes and you wish to tender your old notes for exchange and deliver consents pursuant to the exchange offer and consent solicitation, on or prior to the expiration date you must:

(1) agree to be bound by the letter of transmittal and consent by transmitting either:

• a properly completed and duly executed letter of transmittal and consent, which accompanies this prospectus, or a facsimile of the letter of transmittal and consent, with all signature guarantees and other documents required by the letter of transmittal and consent, to the exchange agent at the address set forth on the back cover of this prospectus; or

• a computer-generated message transmitted by means of DTC’s ATOP and received by the exchange agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal and consent; and

(2) deliver the old notes to the exchange agent by either:

• transmitting a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC; or

• if the old notes are held in physical form, delivering certificates representing the old notes to the exchange agent.

We have not provided guaranteed delivery procedures in connection with the exchange offer and consent solicitation. Holders must timely tender their old notes and deliver the related consents in accordance with the procedures set forth herein.

For more information regarding the procedures for tendering your old notes and delivering the related consents pursuant to the exchange offer and consent solicitation, see “Description of the Exchange Offer and Consent Solicitation — Procedures for Tendering Old Notes and Delivering Consents.”

Q:	Will the new notes be freely tradable?

A:	Yes. Generally, the new notes you receive in the exchange offer and consent solicitation will be freely tradable, unless you are an affiliate of Goodyear, as that term is defined in the Securities Act. We do not intend to list the new notes on any securities exchange and there can be no assurance as to the development or liquidity of any market for the new notes. See “Risk Factors — Risks Related to the New Notes.”

Q:	To whom should I direct any questions?

A:	Questions about the terms of the exchange offer or consent solicitation should be directed to the dealer manager and solicitation agent. If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal and consent, please contact the information agent. Contact information for the dealer manager and solicitation agent and the information agent are set forth on the back cover of this prospectus.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer and consent solicitation.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

										Nine Months Ended
	Years Ended December 31,									September 30,
	2008		2007		2006	2005		2004		2009

Ratio of earnings to fixed charges(1)	1.33	x	1.70	x	*	1.76	x	1.40	x	**

*	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $228 million.

**	Earnings for the nine months ended September 30, 2009 were inadequate to cover fixed charges. The coverage deficiency was $505 million.

(1)	For purposes of calculating our ratio of earnings to fixed charges:

•	Earnings consist of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (i) amortization of previously capitalized interest and (ii) distributed income of equity investees less (i) capitalized interest and (ii) minority interest in pre-tax income of consolidated subsidiaries with no fixed charges.

•	Fixed charges consist of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt discount, premium or expense, (iv) the interest portion of rental expense (estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor) and (v) proportionate share of fixed charges of investees accounted for by the equity method.

•	The consolidated ratio of earnings to fixed charges is determined by adding back fixed charges, as defined above, to earnings, as defined above, which is then divided by fixed charges, as defined above.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated historical capitalization as of September 30, 2009, and on an as adjusted basis to give effect, as of such date, to the (i) consummation of the exchange offer and consent solicitation and resulting issuance of the new notes to tendering holders of old notes assuming that $650 million (or 100%) of the outstanding principal amount of the old notes are exchanged and (ii) the repayment of our Senior Floating Rate Notes due 2009, at maturity, on December 1, 2009. No adjustments have been made to reflect normal course operations by us, or other developments with our business, after September 30, 2009, and thus the as adjusted information provided below is not indicative of our actual cash position or capitalization at any date. The information presented in the table below should be read in conjunction with the consolidated historical financial statements and notes thereto that are included in our filings with the SEC that are incorporated by reference into this prospectus.

	As of September 30, 2009
	Actual	Adjusted
	(Dollars in millions) (Unaudited)

Cash and cash equivalents(1)(4)	$2,590	$2,090

Total debt:
Senior Secured European and German Revolving Credit Facilities(2)	—	—
U.S. First Lien Revolving Credit Facility(3)	$800	$800
U.S. Second Lien Term Loan Facility	1,200	1,200
Pan-European Accounts Receivable Securitization Facility	478	478
Senior Floating Rate Notes due 2009(4)	500	—
7.857% Notes due 2011	650	—
8.625% Senior Notes due 2011	325	325
9% Senior Notes due 2015	260	260
10.5% Senior Notes due 2016	960	960
8.75% Notes due 2020 offered hereby(5)	—	650
7% Notes due 2028	149	149
Other U.S. and international debt	326	326
Notes payable and overdrafts	243	243
Capital leases	19	19

Total debt	$5,910	$5,410

Minority shareholders’ equity	624	624
Goodyear shareholders’ equity(1)(6)	782	782
Minority shareholders’ equity nonredeemable	245	245

Total capitalization	$7,561	$7,061

(1)	No adjustment has been made for approximately $7 million in commissions and expenses estimated to be incurred in connection with the exchange offer, for any cash that may be payable as a result of rounding down to increments of $1,000 the principal amount of the new notes issuable in the exchange offer or for any cash that may be payable as accrued and unpaid interest on old notes that are validly tendered and accepted for exchange.

(2)	Excludes $14 million in outstanding letters of credit as of September 30, 2009.

(3)	Excludes $498 million in outstanding letters of credit as of September 30, 2009.

(4)	The Senior Floating Rate Notes due 2009 were repaid, at maturity, on December 1, 2009, using available cash on hand.

(5)	We will accrete the difference in the carrying amount of the old notes and the principal of the new notes as additional interest expense over the life of the new notes using the effective interest rate method. The direct costs of the exchange offer incurred with third parties will be expensed.

(6)	Goodyear shareholders’ equity includes (i) common stock, without par value, 450,000,000 shares authorized, 242,153,987 shares outstanding at September 30, 2009, and (ii) preferred stock, without par value, 50,000,000 shares authorized, no shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The selected historical statement of operations data for the years ended December 31, 2008, 2007 and 2006 and the selected historical balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements and related notes, which appear in our Current Report on Form 8-K filed on May 5, 2009, which is incorporated by reference herein. The selected historical statement of operations data for the years ended December 31, 2005 and 2004 and the selected historical balance sheet data as of December 31, 2006, 2005 and 2004 are unaudited and also appear in our Current Report on Form 8-K filed on May 5, 2009. The selected historical statement of operations data for the nine months ended September 30, 2009 and 2008 and the selected historical balance sheet data as of September 30, 2009 have been derived from our unaudited consolidated financial statements and related notes, which appear in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated by reference herein. The selected historical balance sheet data as of September 30, 2008 is unaudited and appears in our Current Report on Form 8-K filed on May 5, 2009, except for long term debt and capital leases, which appears in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. In our opinion, all adjustments necessary for a fair presentation of our financial position and results of operations have been included in our unaudited consolidated financial statements, which consist only of normal recurring adjustments. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year period. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and current reports filed by us with the SEC. See “Where You Can Find More Information.” The historical financial information presented may not be indicative of our future performance.

	Year Ended December 31,(1)					Nine Months Ended September 30,
	2008(2)	2007(3)	2006(4)	2005(5)	2004(6)	2009(7)	2008(8)
	(In millions, except per share amounts)

Statement of operations data:
Net sales	$19,488	$19,644	$18,751	$18,098	$16,885	$11,864	$15,353
Income (loss) from continuing operations	$(23)	$190	$(280)	$202	$64	$(499)	$318
Discontinued operations	—	463	43	115	101	—	—

Income (loss) before cumulative effect of accounting change	(23)	653	(237)	317	165	(499)	318
Cumulative effect of accounting change	—	—	—	(11)	—	—	—

Net income (loss)	$(23)	$653	$(237)	$306	$165	$(499)	$318
Less: minority shareholders’ net income (loss)	54	70	111	95	58	(17)	65

Goodyear net income (loss)	$(77)	$583	$(348)	$211	$107	$(482)	$253
Goodyear income (loss) per share — basic:
Income (loss) from continuing operations	$(0.32)	$0.60	$(2.21)	$0.61	$0.03	$(2.00)	$1.05
Discontinued operations	—	2.30	0.25	0.65	0.58	—	—

Income (loss) before cumulative effect of accounting change	(0.32)	2.90	(1.96)	1.26	0.61	(2.00)	1.05
Cumulative effect of accounting change	—	—	—	(0.06)	—	—	—
Goodyear net income (loss) per share — basic	$(0.32)	$2.90	$(1.96)	$1.20	$0.61	$(2.00)	$1.05

Goodyear net income (loss) per share — diluted:
Income (loss) from continuing operations	$(0.32)	$0.59	$(2.21)	$0.60	$0.03	$(2.00)	$1.04
Discontinued operations	—	2.25	0.25	0.64	0.57	—	—

Income (loss) before cumulative effect of accounting change	(0.32)	2.84	(1.96)	1.24	0.60	(2.00)	1.04
Cumulative effect of accounting change	—	—	—	(0.06)	—	—	—

Goodyear net income (loss) per share — diluted	$(0.32)	$2.84	$(1.96)	$1.18	$0.60	$(2.00)	$1.04

	Year Ended December 31,(1)					Nine Months Ended September 30,
	2008(2)	2007(3)	2006(4)	2005(5)	2004(6)	2009(7)	2008(8)
	(In millions, except per share amounts)

Balance sheet data:
Total assets	$15,226	$17,191	$17,022	$15,593	$16,079	$15,677	$17,043
Long term debt and capital leases due within one year	582	171	405	448	1,010	647	80
Long term debt and capital leases	4,132	4,329	6,538	4,701	4,387	5,020	5,035
Goodyear shareholders’ equity (deficit)	1,022	2,850	(741)	108	126	782	3,214
Total shareholders’ equity (deficit)	1,253	3,150	(487)	348	369	1,027	3,517

Dividends per share	—	—	—	—	—	—	—

(1)	Refer to “Principles of Consolidation” and “Recently Issued Accounting Pronouncements” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies in our Current Report on Form 8-K filed on May 5, 2009.

(2)	Goodyear net loss in 2008 included net after-tax charges of $311 million, or $1.29 per share — diluted, due to rationalization charges, including accelerated depreciation and asset write-offs; costs related to the redemption of long-term debt; write-offs of deferred debt issuance costs associated with refinancing and redemption activities; general and product liability — discontinued products; VEBA-related charges; charges related to Hurricanes Ike and Gustav; losses from the liquidation of our subsidiary in Jamaica; charges related to the exit of our Moroccan business; and the valuation allowance on our investment in The Reserve Primary Fund. Goodyear net loss in 2008 also included after-tax benefits of $68 million, or $0.28 per share — diluted, from asset sales, settlements with suppliers and the benefit of certain tax adjustments.

(3)	Goodyear net income in 2007 included a net after-tax gain of $508 million, or $2.48 per share — diluted, related to the sale of our Engineered Products business. Goodyear net income in 2007 also included net after-tax charges of $332 million, or $1.62 per share — diluted, due to curtailment and settlement charges related to our pension plans; asset sales, including the assets of North American Tire’s tire and wheel assembly operation; costs related to the redemption and conversion of long-term debt; write-offs of deferred debt issuance costs associated with refinancing, redemption and conversion activities; rationalization charges, including accelerated depreciation and asset write-offs; and the impact of the United Steelworkers (“USW”) strike. Of these amounts, discontinued operations in 2007 included net after-tax charges of $90 million, or $0.44 per share — diluted, due to curtailment and settlement charges related to pension plans, rationalization charges, and costs associated with the USW strike.

(4)	Goodyear net loss in 2006 included net after-tax charges of $804 million, or $4.54 per share — diluted, due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write-offs, and general and product liability — discontinued products. Goodyear net loss in 2006 included net after-tax benefits of $283 million, or $1.60 per share — diluted, from certain tax adjustments, settlements with raw material suppliers, asset sales and increased estimated useful lives of our tire mold equipment. Of these amounts, discontinued operations in 2006 included net after-tax charges of $56 million, or $0.32 per share — diluted due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write-offs, and net after-tax benefits of $16 million, or $0.09 per share — diluted, from settlements with raw material suppliers.

(5)	Goodyear net income in 2005 included net after-tax charges of $68 million, or $0.38 per share — diluted, due to reductions in production resulting from the impact of hurricanes, fire loss recovery, favorable settlements with certain chemical suppliers, rationalizations, receipt of insurance proceeds for an environmental insurance settlement, general and product liability — discontinued products, asset sales, write-off of debt fees, the cumulative effect of adopting FIN 47, and the impact of certain tax adjustments. Of these amounts, discontinued operations in 2005 included after-tax charges of $4 million, or $0.02 per share — diluted, for rationalizations.

(6)	Goodyear net income in 2004 included net after-tax charges of $154 million, or $0.87 per share — diluted, for rationalizations and related accelerated depreciation, general and product liability — discontinued products, insurance fire loss deductibles, external professional fees associated with an accounting investigation and asset sales. Goodyear net income in 2004 also included net after-tax benefits of $239 million, or $1.34 per share — diluted, from an environmental insurance settlement, net favorable tax adjustments and a favorable lawsuit settlement. Of these amounts, discontinued operations in 2004 included net after-tax charges of $28 million, or $0.16 per share — diluted, for rationalizations and related accelerated depreciation, and after-tax gains of $4 million, or $0.02 per share — diluted, from asset sales and a favorable lawsuit settlement.

(7)	Goodyear net loss for the nine months ended September 30, 2009 included net after-tax charges of $256 million, or $1.06 per share — diluted, due to rationalization charges, including accelerated depreciation and asset write-offs, asset sales, non-cash loss on the liquidation of a subsidiary in Guatemala and expenses related to our new USW labor contract. Goodyear net loss for the nine months ended September 30, 2009 also included after-tax benefits of $58 million, or $0.24 per share — diluted, due to certain tax adjustments.

(8)	Goodyear net income for the nine months ended September 30, 2008 included net after-tax charges of $220 million, or $0.90 per share — diluted, due to rationalization charges, including accelerated depreciation and asset write-offs, costs related to the redemption of long-term debt; write-offs of deferred debt issuance costs associated with refinancing and redemption activities; VEBA-related charges; charges related to Hurricanes Ike and Gustav; charges related to the exit of our Moroccan business and certain tax adjustments. Goodyear net income for the nine months ended September 30, 2008 included net after-tax benefits of $44 million, or $0.18 per share — diluted, due to asset sales and the benefit of certain tax adjustments.

DESCRIPTION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Purpose of the Exchange Offer and Consent Solicitation

The purpose of the exchange offer is to effectively extend the maturity date of a portion of our indebtedness coming due in 2011. The purpose of the consent solicitation is to adopt the proposed amendments, which will eliminate many of the restrictive covenants and certain events of default in the indenture governing the old notes.

Terms of the Exchange Offer and Consent Solicitation

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal and consent, we are offering to exchange our outstanding 7.857% Notes due 2011 (CUSIP No. 382550AH4), or old notes, for our new notes described below. As of February 1, 2010, $650 million in aggregate principal amount of old notes remain outstanding.

As part of the exchange offer, we are soliciting consents from the holders of old notes to amend certain provisions set forth in the indenture governing the old notes. For a description of the proposed amendments to the indenture governing the old notes, see “Description of the Proposed Amendments.” Holders of old notes may not deliver consents to the proposed amendments without tendering their old notes in the exchange offer, nor may they tender their old notes in the exchange offer without also delivering their consents to the proposed amendments. The completion, execution and delivery of the accompanying letter of transmittal and consent by a holder of old notes, or the electronic transmittal through DTC’s ATOP, which binds holders of the old notes to the terms of the letter of transmittal and consent, in connection with a valid tender of old notes will constitute the delivery of consents with respect to the tendered notes.

Consideration

For each $1,000 principal amount of our outstanding old notes that is validly tendered and accepted for exchange, and for which a consent is validly delivered and not withdrawn, holders will receive $1,080 in principal amount of our new notes. The aggregate principal amount of new notes to be issued to any holder in the exchange offer and consent solicitation will be rounded down to the nearest $1,000. Any fractional portion of new notes will be paid in cash.

All holders whose old notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their old notes accepted for exchange from the last applicable interest payment date to but excluding the settlement date.

Interest on the new notes will accrue from the settlement date and will be payable semi-annually, on February 15 and August 15 of each year, commencing on August 15, 2010, to holders of record on the immediately preceding February 1 and August 1.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer and consent solicitation, the expiration date will be 11:59 p.m., New York City time, on March 2, 2010, subject to our right to extend that time and date in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offer and consent solicitation are extended.

We reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offer and consent solicitation;

•	terminate the exchange offer or consent solicitation if a condition to our obligation to exchange old notes for new notes or to accept the related consents is not satisfied or waived on or prior to the expiration date; and

•	amend or modify the exchange offer or consent solicitation, or waive any condition to the exchange offer or consent solicitation.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law.

During any extension of the exchange offer and consent solicitation, all old notes previously validly tendered and not validly withdrawn, and consents previously validly delivered and not validly revoked, will remain subject to the exchange offer and consent solicitation, but any such old notes and related consents may be withdrawn or revoked at any time prior to the expiration date. Any waiver, amendment or modification of the exchange offer and consent solicitation, including any change in the consideration, will apply to all old notes previously validly tendered and not validly withdrawn and to all consents previously validly delivered and not validly revoked.

We will promptly announce any extension, amendment or termination of the exchange offer by issuing a press release. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Acceptance of Old Notes

Subject to the terms and conditions of the exchange offer, and assuming we do not otherwise terminate the exchange offer, we will be deemed to accept validly tendered old notes that have not been validly withdrawn at or prior to the expiration date when, and if, we give oral or written notice of acceptance to the exchange agent. If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted old notes will be returned to the tendering holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC or, if the tendered old notes are held in physical form, by delivering the withdrawn or unaccepted old notes to the tendering holder. Under no circumstances will we be required to accept old notes for exchange that have not been validly tendered at or prior to the expiration date in accordance with the procedures set forth in this prospectus. We reserve the absolute right to reject any and all tenders of old notes and deliveries of related consents not in proper form or any old notes the acceptance for exchange of which may, in the opinion of counsel, be unlawful. See “— Procedures for Tendering Old Notes and Delivering Consents.”

Settlement Date; Delivery of Consideration

The settlement date will occur promptly following the expiration date. We anticipate that the settlement date will occur on or about the third business day following the expiration date.

Subject to the terms and conditions of the exchange offer and consent solicitation, and assuming that the exchange offer or consent solicitation are not otherwise terminated by us, on the settlement date:

•	old notes validly tendered and not validly withdrawn in accordance with the procedures set forth in this prospectus and the letter of transmittal and consent at or prior to the expiration of the exchange offer that are accepted by us will be exchanged for new notes; and

•	the supplemental indenture setting forth the terms of the new notes and the proposed amendments to the indenture governing the old notes will be executed, unless Goodyear fails to receive the requisite consents to the proposed amendments, in which case the supplemental indenture will set forth only the terms of the new notes.

New notes issued in partial or full exchange for old notes in the exchange offer will be delivered in book-entry form by deposit with DTC. Any cash payments for accrued and unpaid interest from the last applicable interest payment date to but excluding the settlement date on any old notes accepted in the exchange offer and any cash payments for fractional portions of new notes to be issued in the exchange offer will be made by deposit of funds with DTC. DTC will transmit the new notes and cash payments to holders.

Conditions to the Exchange Offer and the Consent Solicitation

Registration and Combined General Conditions.  Notwithstanding any other provisions of the exchange offer and the consent solicitation, or any extension of the exchange offer and the consent solicitation, the exchange offer and the consent solicitation are each subject to the following registration conditions, which we cannot waive:

•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;

•	no stop order suspending the effectiveness of the registration statement will have been issued; and

•	no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC.

Notwithstanding any other provisions of the exchange offer and the consent solicitation, or any extension of the exchange offer and the consent solicitation, we will not be required to deliver any consideration, and we may terminate the exchange offer and the consent solicitation or, at our option, modify, extend or otherwise amend the exchange offer and the consent solicitation, unless each of the following conditions, which we refer to as the combined general conditions, are satisfied or waived:

(1) we have received valid tenders, not validly withdrawn, of at least $260 million in aggregate principal amount of old notes;

(2) no action or event shall have occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), nor shall any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) be pending or have been taken, nor shall any statute, rule, regulation, judgment, order, stay, decree or injunction have been proposed, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer or the exchange of old notes under the exchange offer by or before any court or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, authority or tribunal, or by any other person, domestic or foreign, that either:

(a) challenges the exchange offer or the exchange of old notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old notes under the exchange offer; or

(b) in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Goodyear and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the exchange offer or the exchange of old notes under the exchange offer or might be material to holders of old notes in deciding whether to accept the exchange offer;

(3) none of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	any material decrease in the trading price of the old notes;

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material disruption has occurred in securities settlement or clearance services in the United States;

•	any amalgamation, merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any material adverse change in U.S. securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(4) the trustee under the indenture governing the old notes shall not have objected in any respect to, nor have taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offer or the exchange of old notes under the exchange offer nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the old notes under the exchange offer.

The foregoing conditions (but not the registration conditions) are for our sole benefit and may be waived by us, in whole or in part, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If any of the registration and combined general conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offer and the consent solicitation and return all tendered old notes, in which case the delivered consents will be of no further force or effect;

•	modify, extend or otherwise amend the exchange offer or the consent solicitation and retain all tendered old notes and delivered consents until the expiration date, as extended, subject, however, to the withdrawal and revocation rights of holders; or

•	waive any unsatisfied conditions other than the registration condition with respect to the exchange offer and the consent solicitation and accept all old notes tendered and consents delivered and not previously validly withdrawn or revoked.

Consent General Conditions.  As described above, the consent solicitation is conditioned on the registration conditions and the combined general conditions. The consent solicitation is further subject to the following conditions, which we refer to as the consent general conditions:

(1) our receipt of valid consents, not validly withdrawn, from holders of at least a majority in aggregate principal amount of old notes, which is the consent required to effect the proposed amendments to the indenture governing the old notes;

(2) no action or event shall have occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), nor shall any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) be pending or have been taken, nor shall any statute, rule, regulation, judgment, order, stay, decree or injunction have been proposed, promulgated, enacted, entered, enforced or deemed to be applicable to the consent solicitation or the proposed amendments, by or before any court or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, authority or tribunal, or by any other person, domestic or foreign, that either:

(a) challenges the consent solicitation or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the consent solicitation or the proposed amendments; or

(b) in our reasonable judgment, could materially impair the contemplated benefits to us of the consent solicitation or the proposed amendments, or might be material to holders of old notes in deciding whether to give their consents;

(3) the trustee under the indenture governing the old notes shall have executed and delivered a supplemental indenture relating to the proposed amendments; and

(4) the trustee under the indenture governing the old notes shall not have objected in any respect to, nor have taken any action that could in our reasonable judgment adversely affect, the consummation of the consent solicitation or our ability to effect the proposed amendments, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the consent solicitation.

If any of the consent general conditions are not satisfied but the registration and combined general conditions have been satisfied or waived, we may, at any time on or prior to the date on which the supplemental indenture is executed and delivered by the parties thereto:

•	terminate the consent solicitation, in which case the delivered consents will be of no further force or effect; or

•	waive the unsatisfied conditions with respect to the consent solicitation (other than with respect to the receipt of valid consents from holders of at least a majority in aggregate principal amount of old notes), in which case the supplemental indenture setting forth the proposed amendments to the indenture governing the old notes will be executed.

If we terminate the consent solicitation but consummate the exchange offer, the consideration received by tendering holders in the exchange offer will not be reduced or otherwise affected. The consent general conditions (other than with respect to the receipt of valid consents from holders of at least a majority in aggregate principal amount of old notes) are for our sole benefit and may be waived by us, in whole or in part, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Future Purchases and Exchanges of Old Notes by Us

Although we have no plans to do so, following completion of the exchange offer and consent solicitation, we may acquire additional old notes that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, by redemption or otherwise. Future purchases, exchanges or redemptions of old notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. Future purchases, exchanges and redemptions, if any, will depend on many factors, which include market conditions and the condition of our business.

Certain Consequences to Holders of Old Notes Not Participating in the Exchange Offer and Consent Solicitation

Consummation of the exchange offer and consent solicitation may have adverse consequences to holders of old notes who elect not to participate. In particular, the trading market for old notes that are not exchanged could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes. Nor can we assure you that ratings on the old notes will be maintained. The proposed amendments to the indenture governing the old notes would delete many of the restrictive covenants and certain events of default in the indenture governing the old notes. If the proposed amendments become effective, holders of old notes that remain outstanding after the completion of the exchange offer and consent solicitation will no longer be entitled to the benefit of those covenants, events of default and other provisions. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the old notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price and credit rating of the old notes that remain outstanding.

See “Risk Factors — Risks Related to the Exchange Offer and Consent Solicitation.”

Procedures for Tendering Old Notes and Delivering Consents

General.  If you wish to participate in the exchange offer and consent solicitation you must validly tender (and not validly withdraw) your old notes and deliver (and not validly revoke) consents to the exchange agent at or prior to the expiration date in accordance with the procedures described below. In order to meet this deadline, custodians and clearing systems may require you to act on a date prior to the expiration date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

The method of delivery of the old notes, the letter of transmittal and consent and all other required documents to the exchange agent is at the election and risk of the holder. Where applicable, holder should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent at or prior to the expiration date. Do not send the letter of transmittal and consent or any old notes to anyone other than the exchange agent.

Questions about the terms of the exchange offer or consent solicitation should be directed to the dealer manager. If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal and consent, please contact the information agent. Contact information for the dealer manager and the information agent are set forth on the back cover of this prospectus. Holders whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee can also contact such custodial entity for assistance in tendering their old notes.

The valid tender of old notes at or prior to the expiration date upon the terms and subject to the terms and conditions of the exchange offer and consent solicitation and in accordance with the procedures described below will be deemed to constitute delivery of a consent with respect to the old notes tendered.

Valid Tender of Old Notes and Delivery of Consents.  If you are a holder of old notes and you wish to tender your old notes for exchange and deliver consents pursuant to the exchange offer and consent solicitation, on or prior to the expiration date you must:

(1) agree to be bound by the letter of transmittal and consent by transmitting either:

•	a properly completed and duly executed letter of transmittal and consent, which accompanies this prospectus, or a facsimile of the letter of transmittal and consent, with all signature guarantees and other documents required by the letter of transmittal and consent, to the exchange agent at the address set forth on the back cover of this prospectus; or

•	a computer-generated message transmitted by means of DTC’s ATOP, as described below, and received by the exchange agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal and consent; and

(2) deliver the old notes to the exchange agent by either:

•	transmitting a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below; or

•	if the old notes are held in physical form, delivering the old notes to the exchange agent as described below.

We have not provided guaranteed delivery procedures in connection with the exchange offer and consent solicitation. Holders must timely tender their old notes in accordance with the procedures set forth herein.

Delivery of Letter of Transmittal and Consent Through ATOP.  In lieu of physically completing and signing the letter of transmittal and consent and delivering it to the exchange agent, DTC participants that have the old notes credited to their DTC account and held of record by DTC’s nominee may electronically transmit their acceptance of the exchange offer and deliver consents pursuant to the consent solicitation through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the exchange offer and the delivery of consents and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC, and received by the exchange agent, which states that DTC has received an express acknowledgement from you that you have received the exchange offer documents and agree to be bound by the terms of the letter of transmittal and consent, and that we may enforce such agreement against you.

Delivery of documents to DTC does not constitute delivery to the exchange agent. If you desire to tender your old notes through DTC, you must allow sufficient time for completion of the ATOP procedures during the normal procedures of DTC. We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective.

Holders whose old notes are held by DTC should be aware that DTC may have deadlines earlier than the expiration date for DTC to be advised of the action that you may wish for them to take with respect to your old notes and, accordingly, such holders are urged to contact DTC as soon as possible in order to determine DTC’s applicable deadlines.

Book-Entry Delivery of Old Notes.  The exchange agent has or will establish an account with respect to the old notes at DTC for purposes of the exchange offer and consent solicitation, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer.

Delivery of Old Notes Held in Physical Form.  We do not believe any old notes exist in physical form. If you believe you hold old notes in physical form, please contact the exchange agent regarding procedures for participating in the exchange offer and consent solicitation. Any old notes in physical form must be tendered using a letter of transmittal and consent and such old notes must be delivered to the exchange agent at its address set forth on the back cover of this prospectus.

Tendering and Consenting with Respect to Old Notes Held Through a Custodian.  Any holder whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes and deliver consents should contact such custodial entity promptly and instruct such custodial entity to tender the old notes and deliver consents on such holder’s behalf.

A custodial entity cannot tender old notes and deliver consents on behalf of a holder of old notes without such holder’s instructions. Holders whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines earlier than the expiration date for such nominees to be advised of the action that you may wish for them to take with respect to your old notes and, accordingly, such holders are urged to contact any custodial entity such as a broker, dealer, commercial bank, trust company or other nominee through which they hold their old notes as soon as possible in order to learn of the applicable deadlines of such nominees.

Effect of Letter of Transmittal and Consent

Subject to and effective upon the acceptance of and the exchange of the old notes validly tendered thereby, by executing and delivering a letter of transmittal and consent, a tendering holder, among other things:

•	irrevocably sells, assigns and transfers to or upon our order, all right, title and interest in and to all the old notes tendered thereby;

•	consents to the proposed amendments to the indenture governing the old notes;

•	waives any and all rights with respect to the old notes (including any existing or past defaults and their consequences in respect of the old notes);

•	releases and discharges us and the trustee under the indenture governing the old notes from any and all claims such holder may have, now or in the future, arising out of or related to the old notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the old notes (other than as expressly provided in this prospectus and the letter of transmittal and consent) or to participate in any redemption or defeasance of the old notes;

•	represents and warrants, among other things, that the old notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	irrevocably appoints the exchange agent as its true and lawful agent and attorney-in-fact (with full knowledge that the exchange agent also acts as our agent with respect to the tendered old notes, with full power coupled with an interest) to:

•	deliver certificates representing the old notes, or transfer ownership of the old notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	deliver to us and the trustee under the indenture governing the old notes such holder’s letter of transmittal and consent as evidence of the holders’ consent to the proposed amendments with respect to their tendered old notes and as certification that validly delivered and not revoked consents from holders of the requisite aggregate principal amount of outstanding old notes to adopt the proposed amendments, duly executed by holders of such old notes, have been received, all in accordance with the terms and conditions of the exchange offer and consent solicitation as described in this prospectus; and

•	receive all benefits and otherwise exercise all rights of beneficial ownership of such old notes, all in accordance with the terms and conditions of the exchange offer and consent solicitation.

The agreement between us and a holder set forth in the letter of transmittal and consent (and any agent’s message in lieu thereof) will be governed by, and construed in accordance with, the laws of the State of New York.

Signature Guarantees.  Signatures on all letters of transmittal and consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the old notes tendered thereby are tendered (i) by a holder of old notes (or by a participant in DTC whose name appears on a security position listing as the owner of such old notes) who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal and consent, or (ii) for the account of a member firm of a registered national securities exchange, a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States.

If the old notes not accepted for exchange are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal and consent accompanying the tendered old notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered old notes and delivered consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any old notes and delivery of consents determined by us not to be in proper form, or if the acceptance of or exchange of such old notes or validation of such consents may, in the opinion of our counsel, be unlawful or result in a breach of contract. A waiver of any defect or irregularity with respect to the tender of one old note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other old note.

Your tender of old notes and delivery of consents will not be deemed to have been validly made until all defects or irregularities in your tender and delivery have been cured or waived. None of us, the dealer manager and solicitation agent, the information agent, the exchange agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes or consents, or will incur any liability for failure to give any such notification.

Withdrawal of Tenders and Revocation of Consents

Tenders of old notes may be validly withdrawn at any time prior to the expiration date, as extended by us. In addition, if not previously returned, you may withdraw any old notes tendered in the exchange offer that are not accepted by us for exchange after the expiration of 40 business days from February 2, 2010. Any withdrawn old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in physical form, will be returned to the tendering holder.

Consents may be revoked at any time prior to the expiration date, as extended by us. Consents may be revoked only by withdrawing the related old notes and the withdrawal of any old notes will automatically constitute a revocation of the related consents.

For a withdrawal of a tender and revocation of a consent to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “request message” through ATOP, must be received by the exchange agent prior to the expiration date at its address listed on the back cover of this prospectus. Any such written or facsimile-transmitted notice must:

•	specify the name of the tendering holder of old notes;

•	bear a description of the old notes to be withdrawn;

•	specify, in the case of old notes tendered by physical delivery of certificates for those old notes, the certificate numbers shown on the particular certificates evidencing those old notes;

•	specify the aggregate principal amount represented by those old notes;

•	specify, in the case of old notes tendered by physical delivery of certificates for those old notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes;

•	specify, in the case of old notes tendered by physical delivery of certificates for those old notes, mailing instructions for the return of such notes to the tendering holder; and

•	be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal and consent, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those old notes.

Withdrawal of tenders of old notes and revocations of consents may not be rescinded, and any old notes validly withdrawn and consents validly revoked will thereafter be deemed not to have been validly tendered for purposes of the exchange offer and consent solicitation. Validly withdrawn old notes may, however, be re-tendered by again following the procedures described in “— Procedures for Tendering Old Notes and Delivering Consents” on or prior to the expiration date.

Exchange Agent

GBSC has been appointed as the exchange agent for the exchange offer and consent solicitation. Letters of transmittal and consent and all correspondence in connection with the exchange offer and consent solicitation should be sent or delivered by each holder of old notes, or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee, to the exchange agent at the address listed on the back cover of this prospectus. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the exchange agent against certain liabilities, including liabilities arising under the federal securities laws.

Information Agent

GBSC has also been appointed as the information agent for the exchange offer and consent solicitation. Questions concerning tender or consent procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers listed on the back cover of this prospectus. Holders of old notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer and consent solicitation. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities, including liabilities arising under the federal securities laws.

Dealer Manager and Solicitation Agent

We have retained Citigroup Global Markets Inc. to act as dealer manager for the exchange offer and solicitation agent for the consent solicitation (the “dealer manager”). We will pay a fee to the dealer manager for soliciting acceptances of the exchange offer and consents in the consent solicitation. We will also reimburse the dealer manager for its reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of its legal counsel. The obligations of the dealer manager to perform its functions are subject to various conditions. We have agreed to indemnify the dealer manager against various liabilities, including various liabilities under the federal securities laws. Questions regarding the terms of the exchange offer and consent solicitation may be directed to Citigroup Global Markets Inc. at the address and telephone number listed on the back cover of this prospectus.

The dealer manager and certain of its affiliates have provided, from time to time, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. In addition, the dealer manager and its affiliates may have owned, currently own or may own, equity or equity-like securities of us. Affiliates of the dealer manager are agents and/or lenders under our senior credit facility.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for its own account or the accounts of customers, in our securities, including in the old notes. To the extent that the dealer manager or its affiliates own old notes during the exchange offer and consent solicitation, they may tender such old notes pursuant to the terms of the exchange offer and consent solicitation. Such participation, if any, will be on the same terms and subject to the same conditions set forth in this prospectus applicable to other holders of the old notes.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required or permitted by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to PR Newswire or to the Dow Jones News Service, such announcement shall be deemed reasonable and sufficient.

Soliciting Dealer Fee

With respect to any tender by an individual beneficial owner of $250,000 in aggregate principal amount of old notes or less that is accepted in the exchange offer and consent solicitation, we will pay the relevant eligible soliciting dealer a fee of 0.50% on the amount of such tender (the “soliciting dealer fee”); provided, however, that in no event will the aggregate amount of soliciting dealer fee due to any individual soliciting dealer institution exceed $250,000. In order to be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form, which is included in the documentation accompanying the letter of transmittal and consent, must be received by the exchange agent prior to the expiration date. We will, in our sole discretion, determine whether a soliciting dealer has satisfied the criteria for receiving a soliciting dealer fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Other than the foregoing, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the dealer manager, the information agent and the exchange agent, in connection with the exchange offer and consent solicitation.

A “soliciting dealer” is a retail broker designated in the soliciting dealer form and is:

•	a broker or dealer in securities that is a member of any national securities exchange in the United States or of FINRA; or

•	a bank or trust company located in the United States.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the exchange offer and consent solicitation consist solely of forwarding to clients, materials relating to the exchange offer and consent solicitation and tendering old notes as directed by beneficial owners thereof. Each soliciting dealer will confirm that each holder of old notes that it solicits has received a copy of this document and any amendments or supplements thereto, or concurrently with such solicitation it provided the holder with a copy of this document and any amendments or supplements thereto. No soliciting dealer is required to make any recommendation to holders of old notes as to whether to tender or refrain from tendering in the exchange offer or to deliver a consent pursuant to the consent solicitation. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the exchange offer and consent solicitation included any activities other than those described in this paragraph. For all purposes noted in materials relating to the exchange offer and consent solicitation, the term “solicit” shall be deemed to mean no more than “processing old notes tendered or consents delivered” or “forwarding to customers material in connection therewith.”

We will not pay a solicitation fee to any soliciting broker if such soliciting dealer is required for any reason to transfer the amount of such fee to the beneficial owner tendering the outstanding notes or the tendered outstanding notes are for the soliciting dealer’s own account. If tendered outstanding notes are registered in the name of such soliciting dealer, no such fee shall be payable unless such outstanding notes are held by such soliciting dealer as nominee and such outstanding notes are being tendered for the benefit of one or more beneficial owners.

Other Fees and Expenses

We will bear the fees and expenses of soliciting tenders and consents for the exchange offer and consent solicitation. Tendering holders of old notes will not be required to pay any fee or commission to the dealer manager, information agent or exchange agent. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager as well as by our officers and other employees.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal and consent; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal and consent, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will account for the exchange offer as an exchange of debt under United States generally accepted accounting principles since the old debt and the new debt are not substantially different. Accordingly, the new notes will be recorded at the same carrying value as the old notes. We will recognize no gain or loss for accounting purposes upon the consummation of the exchange offer. We will accrete the difference in the carrying amount of the old notes and the principal of the new notes as additional interest expense over the life of the new notes using the effective interest rate method. The direct costs of the exchange offer incurred with third parties will be expensed.

Source of Funds for the Exchange Offers and Consent Solicitations

We intend to fund all cash payments to holders pursuant to the exchange offer and consent solicitation, represented by an amount equal to accrued and unpaid interest from the last applicable interest payment date to but excluding the settlement date on any old notes accepted in the exchange offer and any cash payments for fractional portions of new notes, with cash on hand.

Compliance with Securities Laws

We are making the exchange offer to all holders of outstanding old notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of old notes be accepted from or on behalf of, the holders of old notes residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer will be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer and the distribution of this prospectus.

DESCRIPTION OF THE PROPOSED AMENDMENTS

If a majority of the outstanding principal amount of the old notes are tendered and the exchange offer and consent solicitation are completed, old notes that remain outstanding will be subject to terms modified by the proposed amendments to the indenture governing the old notes. The proposed amendments would delete many of the restrictive covenants and certain events of default in the indenture governing the old notes. The covenants eliminated by the proposed amendments include covenants restricting our ability to incur indebtedness secured by, or enter into sale and leaseback transactions relating to, certain U.S. manufacturing facilities. The proposed amendments would also delete certain provisions relating to defeasance of the old notes, including the condition to defeasance requiring delivery of an opinion of counsel confirming that the defeasance does not constitute a taxable event.

The following description is meant to be only a summary of the provisions of the proposed amendments. It does not restate the terms of the supplemental indenture containing the entire terms of the proposed amendments. We have filed a copy of the indenture governing the old notes and the form of supplemental indenture as an exhibit to the registration statement of which this prospectus forms a part. We urge that you carefully read the indenture and the supplemental indenture because the indenture and the supplemental indenture, and not this description, will govern your rights as continuing holders of old notes.

The proposed amendments constitute a single proposal. A consenting holder must consent to the proposed amendments as an entirety and may not consent selectively with respect to certain of the proposed amendments.

In order to be adopted, the holders of a majority of the outstanding principal amount of old notes must consent to the proposed amendments. Holders may not deliver consents to the proposed amendments without tendering their old notes and holders may not tender their old notes without delivering consents. If the conditions to the exchange offer and consent solicitation are not satisfied or waived, the proposed amendments will not become effective.

The proposed amendments to the indenture and the old notes will, if adopted, delete (or as indicated, modify) the following covenants, events of default and other provisions of the indenture:

•	Section 5.01(d) — Events of Default relating to failure to perform covenants (other than payment covenants)

•	Section 5.15 — Waiver of Stay or Extension Laws

•	Section 10.05 — Limitation on Secured Indebtedness

•	Section 10.06 — Limitation on Sale and Leaseback Transactions

•	Section 13.04 — Conditions to Defeasance or Covenant Defeasance (deleting clauses (2), (4), (5), (6), (7) and (8), which specify certain conditions to Defeasance and Covenant Defeasance)

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

$1.5 Billion Amended and Restated First Lien Revolving Credit Facility Due 2013.  Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral owned by us and those subsidiaries that includes, subject to certain exceptions:

•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in certain of our U.S. and Canadian subsidiaries and up to 65% of the equity interests in our other foreign subsidiaries, excluding Goodyear Dunlop Tires Europe B.V., or GDTE, and its subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory of the parent company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors which are subject to modification from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory decline, our borrowing base will decrease and the availability under the facility may decrease below $1.5 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit in an amount sufficient to eliminate the excess. As of September 30, 2009, our borrowing base under this facility was $66 million below the stated amount of $1.5 billion.

The facility, which matures on April 30, 2013, contains certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets (excluding the sale of properties located in Akron, Ohio), incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $150 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash”, “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2006. The facility also has customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries.

If Available Cash plus the availability under the facility is greater than $400 million, amounts drawn under the facility will bear interest either (i) at a rate of 125 basis points over LIBOR or (ii) 25 basis points over an alternative base rate (the higher of the prime rate or the federal funds rate plus 50 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. If Available Cash plus the availability under the facility is equal to or less than $400 million, then amounts drawn under the facility will bear interest either (i) at a rate of 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

At September 30, 2009, we had $800 million outstanding and $498 million of letters of credit issued under the revolving credit facility. At December 31, 2008, we had $700 million outstanding and $497 million of letters of credit issued under the revolving credit facility.

$1.2 Billion Amended and Restated Second Lien Term Loan Facility Due 2014.  Our amended and restated second lien term loan facility is, subject to the consent of the lenders making additional term loans, able to be increased at our request by up to $300 million. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. The second lien term loan facility, which matures on April 30, 2014, contains covenants, representations and warranties and defaults similar to those in the $1.5 billion first lien credit facility. However, if our Pro Forma Senior Secured Leverage Ratio (the ratio of Consolidated Net Secured Indebtedness to EBITDA) for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to prepay borrowings under the second lien term loan facility. “Pro Forma Senior Secured Leverage Ratio,” “Consolidated Net Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.

Loans under this facility bear interest, at our option, at LIBOR plus 175 basis points or an alternative base rate plus 75 basis points. If our corporate ratings by Moody’s and Standard & Poor’s are Ba3 or better and BB- or better, respectively (in each case with at least a stable outlook), then loans under this facility will bear interest, at our option, at LIBOR plus 150 basis points or an alternative base rate plus 50 basis points.

As of September 30, 2009 and December 31, 2008, this facility was fully drawn.

€505 Million Amended and Restated Senior Secured European And German Revolving Credit Facilities Due 2012.  Our amended and restated facilities consist of a €155 million German revolving credit facility, which is only available to certain of our German subsidiaries of GDTE, which we refer to collectively as the German borrowers, and a €350 million European revolving credit facility, which is available to the same German borrowers and to GDTE and certain of its other subsidiaries, with a €125 million sublimit for non-German borrowers and a €50 million letter of credit sublimit. Goodyear and its subsidiaries that guarantee our U.S. facilities provide unsecured guarantees to support the German revolving credit facility and the European revolving credit facility and GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of its subsidiaries under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

•	the capital stock of the principal subsidiaries of GDTE; and

•	substantially all the tangible and intangible assets of GDTE and GDTE’s subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.

The facilities, which mature on April 30, 2012, contain covenants similar to those in our first lien credit facility, with additional limitations applicable to GDTE and its subsidiaries. In addition, under the facilities we are not permitted to allow GDTE’s ratio of Consolidated Net J.V. Indebtedness to Consolidated European J.V. EBITDA to be greater than 3.0 to 1.0 at the end of any fiscal quarter. Consolidated Net J.V. Indebtedness is determined, through March 31, 2011, net of the sum of (1) cash and cash equivalents in excess of $100 million held by GDTE and its subsidiaries, (2) cash and cash equivalents in excess of $150 million held by the parent company and its U.S. subsidiaries and (3) availability under our first lien revolving credit facility if the ratio of EBITDA to Consolidated Interest Expense described above under “$1.5 Billion Amended and Restated First Lien Revolving Credit Facility Due 2013” is not applicable and the conditions to borrowing under the first lien revolving credit facility are met. Consolidated Net J.V. Indebtedness also excludes loans from other consolidated Goodyear entities. “Consolidated Net J.V. Indebtedness” and “Consolidated European J.V. EBITDA” have the meanings given them in the facilities. Under the revolving credit facilities, we pay an annual commitment fee of 62.5 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 200 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 200 basis points for loans denominated in euros.

The above facilities have customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2006. The facilities also have customary defaults, including cross-defaults to material indebtedness of Goodyear and our subsidiaries.

As of September 30, 2009 and December 31, 2008, there were no borrowings under the German revolving credit facility. Under the European revolving credit facility, there were no borrowings as of September 30, 2009 and there were $182 million (€130 million) of borrowings (including $84 million (€60 million) of borrowings by the non-German borrowers) as of December 31, 2008. Letters of credit issued under the European revolving credit facility totaled $14 million (€10 million) as of September 30, 2009 and $16 million (€11 million) as of December 31, 2008.

International Accounts Receivable Securitization Facilities.  GDTE and certain of its subsidiaries are parties to a pan-European accounts receivable securitization facility that provides up to €450 million of funding and expires in 2015. Utilization under this facility is based on current available receivable balances. The facility is subject to customary annual renewal of back-up liquidity commitments.

The facility involves an ongoing daily sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retain servicing responsibilities. It is an event of default under the facility if the ratio of GDTE’s consolidated net indebtedness to its consolidated EBITDA is greater than 3.00 to 1.00. This financial covenant will automatically be amended to conform to the European credit facilities upon any amendment of such covenant in the European credit facilities that is approved by a majority in interest of the credit facility lenders and accounts receivable facility backup liquidity providers, taken together. This financial covenant is substantially similar to the covenant included in the European credit facilities.

As of September 30, 2009 and December 31, 2008, the amount available and fully utilized under this program totaled $478 million (€328 million) and $483 million (€346 million), respectively. The program did not qualify for sale accounting, and accordingly, these amounts are included in Long-term debt and capital leases.

In addition to the pan-European accounts receivable securitization facility discussed above, subsidiaries in Australia have accounts receivable programs totaling $58 million and $61 million at September 30, 2009 and December 31, 2008, respectively. These amounts are included in Notes payable and overdrafts.

Other Foreign Credit Facilities.  During the third quarter of 2008, our China subsidiary executed financing agreements in China. The facilities provide for availability of up to 3.6 billion renminbi (approximately $530 million at September 30, 2009 and $535 million at December 31, 2008) and can only be used to finance the relocation and expansion of our manufacturing facilities in China. The facilities contain covenants relating to our China subsidiary and have customary representations and warranties and defaults relating to our China subsidiary’s ability to perform its obligations under the facilities. The facilities mature in 2016 and principal amortization begins five years after the first disbursement. There were no borrowings outstanding at September 30, 2009 or December 31, 2008.

Other Debt Securities

We have outstanding $325 million in aggregate principal amount of 8.625% Senior Notes due 2011, $260 million in aggregate principal amount of 9% Senior Notes due 2015 and $1 billion in aggregate principal amount of 10.5% Senior Notes due 2016. These notes are senior unsecured obligations and are guaranteed by certain of our subsidiaries. These notes were issued pursuant to indentures that contain varying covenants and other terms. In general, the terms of our indentures, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, under certain of our indentures, if the notes are assigned an investment grade rating by Moody’s and Standard & Poor’s and no default has occurred or is continuing, certain covenants will be suspended.

We also have outstanding $150 million in aggregate principal amount of 7% Notes due 2028. These notes are senior unsecured obligations and are not guaranteed by any of our subsidiaries. The terms of the indenture for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur secured debt, (ii) engage in sale and leaseback transactions, and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications.

DESCRIPTION OF THE NEW NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “Certain Definitions.” For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its Subsidiaries. Certain of the Company’s Subsidiaries will guarantee the new notes and therefore will be subject to certain of the provisions contained in this Description of Notes. Each Subsidiary that guarantees the new notes is referred to in this section as a “Subsidiary Guarantor.” Each such guarantee is termed a “Subsidiary Guarantee.”

The new notes will be issued under an indenture, dated as of March 1, 1999 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., successor to The Chase Manhattan Bank, as trustee, and a supplemental indenture to be dated as of the settlement date (the “Supplemental Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Indenture and the Supplemental Indenture contain provisions that define your rights under the new notes. In addition, the Indenture and the Supplemental Indenture govern the obligations of the Company and of each Subsidiary Guarantor under the new notes. The terms of the new notes include those stated in the Indenture and the Supplemental Indenture and those made part of the Indenture and the Supplemental Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture and Supplemental Indenture that we consider material. It does not restate the terms of the Indenture and the Supplemental Indenture. We have filed copies of the Indenture and the form of Supplemental Indenture as exhibits to the registration statement of which this prospectus forms a part. We urge that you carefully read the Indenture and the Supplemental Indenture because the Indenture and the Supplemental Indenture, and not this description, govern your rights as holders of the new notes. You may request copies of the Indenture and the form of Supplemental Indenture at our address set forth under the heading “Where You Can Find More Information.”

General Terms

The new notes will be issued under the Indenture and will constitute a series of debt securities under the Indenture. The new notes will be issued in an initial aggregate principal amount of up to $702 million. The new notes will be unsecured, will have the same rank as all of our other unsecured and unsubordinated Indebtedness and will be guaranteed by each Subsidiary Guarantor. The new notes will mature on August 15, 2020 and will accrue interest at a rate of 8.75% per annum.

The new notes will bear interest from the settlement date, payable on February 15 and August 15 of each year, commencing August 15, 2010. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the Person in whose name the new note is registered at the close of business on the February 1 or August 1 next preceding the February 15 or August 15 interest payment date.

The principal of (and premium, if any) and interest, if any, on the new notes will be payable at the office of the Trustee maintained for such purpose, except that we have the option to pay interest by mailing a check to the address of the Person entitled thereto as indicated by the security register, and for so long as the new notes are represented by a global security registered in the name of DTC or its nominee such payments will be made by wire transfer to DTC or its nominee.

Transfers and exchanges of the new notes may be made at the office of the Trustee maintained for such purpose.

Payment of any interest due on the new notes will be made to the Person in whose name such new note is registered at the close of business on the regular record date for such interest, and for so long as the new notes are represented by a global security registered in the name of DTC or its nominee such payments will be made by wire transfer to DTC or its nominee.

The new notes will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiples thereof.

No service charge will be made for any transfer or exchange of the new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Indenture May Be Used For Future Issuances

We may issue one or more additional series of notes under the Indenture. Any such additional notes will vote as a single class with the new notes and any of the old notes outstanding after this exchange offer with respect to certain potential amendments to the Indenture for which the consent of the holders of not less than a majority in principal amount of all outstanding securities issued under the Indenture must be obtained.

Optional Redemption

We may, at our option, redeem the new notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days prior notice mailed to DTC or its successor, at a redemption price equal to the greater of:

•	100% of the principal amount, and

•	the present value of the Remaining Scheduled Payments on the new notes to be redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus fifty basis points (0.50%).

Notice of any such redemption may, at the Company’s discretion, be made subject to the Company’s successful completion of a financing transaction.

We will also accrue interest on the new notes to the date of redemption. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If money sufficient to pay the redemption price of and accrued interest on the new notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after such date interest will cease to accrue on the new notes (or portions thereof) called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes. “Independent Investment Banker” means one of the Reference Treasury Dealers, as appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and its successors, and, at our option, other primary U.S. Government securities dealers in New York City selected by us.

“Remaining Scheduled Payments” means, with respect to any new note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such new note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Subsidiary Guarantees

Each of the Company’s Subsidiaries that, as of the date of the initial issuance of new notes, guarantees the Company’s 8.625% Senior Notes due 2011, 9% Senior Notes due 2015 and 10.5% Senior Notes due 2016 will be a Subsidiary Guarantor. The Subsidiary Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture relating to the new notes (including obligations to the Trustee), the Supplemental Indenture and the new notes, whether for payment of principal of or interest on the new notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Subsidiary (other than any Excluded Subsidiary) that enters into a guarantee of any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Guaranteed Obligations. See “Certain Covenants — Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the holders of the new notes and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3) unless there is an existing Event of Default on the date the Subsidiary Guarantee would be released, at such time and for so long as such Subsidiary Guarantor does not Guarantee (other than a Guarantee that will be released upon the release of the applicable Subsidiary Guarantee) any Indebtedness of the Company or another Subsidiary Guarantor;

(4) at our election, during any Suspension Period; or

(5) if we exercise our defeasance option or our covenant defeasance option as described under “Defeasance and Covenant Defeasance” or if our obligations under the Indenture and the Supplemental Indenture are discharged in accordance with the terms of the Indenture and the Supplemental Indenture.

The Company shall notify the Trustee and the holders of the new notes if the Subsidiary Guarantee of any Subsidiary Guarantor is released. The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon request of the Company as provided in the Supplemental Indenture.

Following the first day (the “Suspension”) that (1) the new notes have an Investment Grade Rating from both of the Rating Agencies; and (2) no Default has occurred and is continuing under the Indenture or the Supplemental Indenture, the Company and its Subsidiaries will not be subject to the covenant “Future Subsidiary Guarantors,” and the Company may elect to suspend the Subsidiary Guarantees. In the event that the Company and its Subsidiaries are not subject to the “Future Subsidiary Guarantors” covenant for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and its Subsidiaries (other than Excluded Subsidiaries) will thereafter again be subject to the “Future Subsidiary Guarantors” covenant with respect to future events and the Subsidiary Guarantees will be reinstated in accordance with the “Future Subsidiary Guarantors” covenant. The period of time between the Suspension and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the “Future Subsidiary Guarantors” covenant may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the “Future Subsidiary Guarantors” covenant during the Suspension Period.

Ranking

The Indebtedness evidenced by the new notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The new notes are guaranteed by the Subsidiary Guarantors. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors, as the case may be, will be effectively senior to the new notes to the extent of the value of the assets securing such debt or other obligations.

The Company currently conducts a portion of its operations through its Subsidiaries. To the extent such Subsidiaries are not Subsidiary Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the new notes. The new notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

As of and for the nine months ended September 30, 2009 and the year ended December 31, 2008:

(1) the Subsidiary Guarantors had total assets of approximately $1.8 billion and $1.9 billion, and generated net sales of approximately $1.3 billion and $1.9 billion and Goodyear net (loss) income of approximately $(99) million and $40 million, respectively; and

(2) the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors, had total assets of approximately $13.6 billion and $12.5 billion, and generated net sales of approximately $11.1 billion and $19.6 billion and Goodyear net (loss) income of approximately $29 million and $365 million, respectively.

As of September 30, 2009, there was outstanding:

(1) approximately $4.8 billion of senior Indebtedness of the Company, of which approximately $2.0 billion was secured (exclusive of unused commitments under certain of our senior Indebtedness);

(2) approximately $4.0 billion of senior Indebtedness of the Subsidiary Guarantors, of which approximately $2.0 billion was secured. Substantially all of such senior Indebtedness consists of guarantees of the Company’s senior Indebtedness; and

(3) approximately $1.1 billion of total Indebtedness of the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors.

The above financial information does not include eliminations for intercompany transactions. For a presentation of the financial information pursuant to Rule 3-10 of Regulation S-X, see “Note to the Consolidated Financial Statements No. 13, Consolidating Financial Information,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and “Note to the Consolidated Financial Statements No. 23, Consolidating Financial Information” in our Current Report on Form 8-K filed on May 5, 2009.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each holder of the new notes will have the right to require the Company to purchase all or any part of such holder’s new notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (as determined on a consolidated basis) to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Within 30 days following any Change of Control, the Company shall mail a notice to each holder of the new notes with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or a portion of such holder’s new notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a holder of the new notes must follow in order to have its new notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all new notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the new notes have been called for redemption to the extent that the Company mails a valid notice of redemption to holders of new notes prior to the Change of Control, and thereafter redeems all new notes called for redemption in accordance with the terms set forth in such redemption notice.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of new notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of discussions we have had with the Dealer Manager and other advisors relating to terms that are commonly included in securities such as the new notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Supplemental Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Secured Indebtedness” and “Certain Covenants — Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants, however, neither the Indenture nor the Supplemental Indenture contains any covenants or provisions that may afford holders of the new notes protection in the event of a highly leveraged transaction that does not constitute a Change of Control.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require the Company to purchase its notes as a result of a sale of less than all of the assets of the Company (as determined on a consolidated basis) to another Person may be uncertain.

The occurrence of certain of the events which could constitute a Change of Control would constitute a default under certain of our senior Indebtedness. Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of new notes of their right to require the Company to purchase the new notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of new notes upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Supplemental Indenture relative to the Company’s obligation to make an offer to purchase the new notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the new notes then outstanding.

Certain Covenants

Limitation on Secured Indebtedness.  The Supplemental Indenture contains a covenant that provides that so long as any securities issued under the Indenture are outstanding and have the benefit of a covenant substantially similar to the covenant under “Limitation on Secured Indebtedness,” neither we nor any Restricted Subsidiary will issue, assume or guarantee any Secured Indebtedness secured by a Lien on Restricted Property without securing all such outstanding securities equally and ratably with, or prior to, such Secured Indebtedness. The foregoing limitation on Secured Indebtedness does not apply to:

•	any Lien on Restricted Property of a Restricted Subsidiary that exists when the corporation becomes a Restricted Subsidiary;

•	any Lien on Restricted Property that exists when the Company or a Restricted Subsidiary acquires such Restricted Property;

•	any Lien on Restricted Property securing payment of all or part of the purchase price of such Restricted Property;

•	any Lien on Restricted Property to secure any Indebtedness incurred to finance all or part of the purchase price of such Restricted Property, whether incurred before, at the time of, or within one year after, the acquisition of such Restricted Property;

•	any Lien on property of a corporation that exists when such corporation is merged into or consolidated with the Company or a Restricted Subsidiary;

•	any Lien on property of a corporation that exists prior to the sale, lease or other disposition of all or substantially all of the properties of such corporation to the Company or a Restricted Subsidiary;

•	any Lien securing Secured Indebtedness owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

•	any Lien on Restricted Property in favor of any country, any political subdivision of any country, or any department, agency or instrumentality of any country or any political subdivision of any country, to secure progress or other payments by us, or the performance of our obligations, pursuant to any contract or statute or to secure any Indebtedness incurred to finance all or part of the cost of such Restricted Property, including Liens to secure pollution control or industrial revenue bonds or other types of financings;

•	any Lien on personal property, other than manufacturing equipment that is Restricted Property;

•	Liens arising from sale and leaseback transactions permitted under the covenant “Limitation on Sale and Leaseback Transactions;”

•	any extension, renewal or replacement of any Secured Indebtedness, sale and leaseback transaction or Lien referred to above, provided that the principal amount of Secured Indebtedness (or Attributable Debt relating to any sale and leaseback transaction) secured by the Lien shall not exceed the principal amount secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the Restricted Property which secured such Lien (plus improvements on such Restricted Property);

•	any Lien on Restricted Property that would not otherwise be permitted without equally and ratably securing all other outstanding securities under the Indenture that have the benefit of a covenant substantially similar to the covenant under “Limitation on Secured Indebtedness,” if the aggregate amount of all Secured Indebtedness secured by Liens not otherwise permitted without equally and ratably securing all other outstanding securities under the Indenture that have the benefit of a covenant substantially similar to the covenant under “Limitation on Secured Indebtedness,” determined immediately after the incurrence of the Secured Indebtedness, does not exceed 15% of our consolidated stated capital, plus capital surplus, plus retained earnings as reported on our consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements have been filed with the Securities and Exchange Commission.

“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, other than for (i) taxes or any other obligation or liability imposed under any law or regulation of the United States of America, any state thereof or any political subdivision, department, agency, bureau or instrumentality of any thereof, or (ii) mechanics’, materialmen’s, repairmen’s or other similar liens incurred in the ordinary course of business, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Restricted Property” means any manufacturing plant or equipment owned by us or a Restricted Subsidiary which is used primarily to manufacture tires or other automotive products and is located within any one or more of the states of the United States of America, but shall not include (i) tire retreading plants, facilities or equipment, (ii) manufacturing plants, facilities or equipment which, in the opinion of our board of directors, are not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole, (iii) plants, facilities or equipment which, in the opinion of our board of directors, are used primarily for transportation, marketing or warehousing, or (iv) any gas or oil pipeline or related assets.

“Restricted Subsidiary” means a Subsidiary of ours engaged primarily in manufacturing tires or other automotive products, which (i) has substantially all of its assets located in, and conducts substantially all of its operations in, the United States of America and (ii) has assets in excess of 5% of the total consolidated assets of us and our consolidated Subsidiaries (as reported on our consolidated balance sheet as of the end of the most recent fiscal quarter of the Company), other than a Subsidiary primarily engaged in financing accounts receivable, leasing or owning and developing real estate, or transportation or distribution and related activities.

“Secured Indebtedness” means Indebtedness of us or any Restricted Subsidiary that matures (or may be extended so as to mature) more than one year after it was incurred, assumed or guaranteed and is secured by a Lien on Restricted Property, other than Indebtedness secured by a Lien which was outstanding on March 1, 1999.

Limitation on Sale and Leaseback Transactions.  We also covenant that neither we nor any Restricted Subsidiary will enter into any lease covering any Restricted Property owned at the date of the Supplemental Indenture that is sold to any other Person in connection with such lease unless we or such Restricted Subsidiary:

•	would be entitled under the Indenture to incur Secured Indebtedness secured by a Lien on the Restricted Property to be leased in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the outstanding securities issued under the Indenture that have the benefit of a covenant substantially similar to the covenant under “Limitation on Secured Indebtedness;” or

•	use (within 120 days of the effective date of such transaction) an amount equal to the proceeds from the sale of such Restricted Property to repay any Indebtedness of ours or such Restricted Subsidiary that matures (or may be extended so as to mature) more than one year after it was incurred or assumed.

This covenant does not prevent us or any Restricted Subsidiary from entering into any sale and leaseback transaction:

•	involving a lease with a term of three years or less; or

•	which is entered into within 180 days after the later of the acquisition, the completion of construction, or the commencement of operation of such Restricted Property.

“Attributable Debt” means, with respect to any sale and leaseback transaction that does not result in a capitalized lease obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of: (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (ii) the Attributable Debt determined assuming no such termination.

Future Subsidiary Guarantors.  The Company will cause each Subsidiary (other than any Excluded Subsidiary) that guarantees any Indebtedness of the Company or of any Subsidiary Guarantor to become a Subsidiary Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture, pursuant to which such Subsidiary (other than any Excluded Subsidiary) will guarantee payment of the Guaranteed Obligations. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Consolidation, Merger and Sale of Assets.  We also covenant that we will not, and will not permit any Subsidiary Guarantor to, merge into or consolidate with, or sell or lease all or substantially all of our or its assets to, any Person, unless (a) the successor (i) is a corporation organized under the laws of the United States of America or any state thereof, and (ii) assumes all of our obligations or such Subsidiary Guarantor’s obligations, as applicable, under the Indenture, the Supplemental Indenture and all securities issued under the Indenture or (b) solely with respect to the merger, consolidation, sale of Capital Stock or sale or lease of assets of a Subsidiary Guarantor, such Subsidiary Guarantor (i) is disposed of in its entirety to another Person (other than to the Company or an affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or sale or lease of assets or (ii) as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary. Upon any such merger, consolidation or sale or lease of assets by us, the successor corporation will succeed to, and be substituted for, us. Upon any merger, consolidation or sale or lease of assets by a Subsidiary Guarantor other than in accordance with clause (b) above, the successor corporation will succeed to, and be substituted for, the Subsidiary Guarantor.

Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or any other Subsidiary Guarantor.

No Covenants Protecting Holders in the Event of Highly Leveraged Transactions.  In the event of a recapitalization or highly leveraged transaction involving Goodyear, the Indenture and the Supplemental Indenture do not and will not:

•	contain any covenant (other than those described above) designed to protect holders of the new notes;

•	limit the total amount of Indebtedness that we may incur;

•	grant any right of redemption to holders of the new notes (except in connection with a Change of Control); or

•	provide for new covenants or any adjustments to the terms and conditions of the new notes.

Events of Default

An “Event of Default” is the occurrence of any one of the following events:

•	default for 30 days in payment of any interest on the new notes;

•	default in payment of principal of (or premium, if any, on) the new notes when due;

•	our failure for 60 days after appropriate notice to perform any of the other covenants in the Indenture or the Supplemental Indenture;

•	the failure by us or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” above (other than a failure to purchase notes);

•	certain events of bankruptcy, insolvency or reorganization of the Company; or

•	any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Supplemental Indenture or any Subsidiary Guarantee and such default continues for 10 days after receipt of the notice as specified in the Supplemental Indenture.

If any Event of Default with respect to the new notes occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the new notes then outstanding may declare the principal amount of the new notes to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority in principal amount of the new notes then outstanding.

The Trustee is required to give the holders of the new notes notice of a default known to it (if uncured or not waived) within 90 days after the default occurs. Except in the case of a payment default, the Trustee may withhold this notice if it determines in good faith that withholding it is in the interest of the holders of the new notes. The above notice shall not be given until at least 30 days after a default occurs in the performance of a covenant in the Indenture or the Supplemental Indenture other than a payment default. The term “default” for this purpose means any event which is, or after notice and/or lapse of time would become, an Event of Default with respect to the new notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the new notes unless such holders have offered to the Trustee reasonable indemnity against any loss, liability or expense.

If the Trustee is indemnified, the holders of a majority in principal amount of the new notes may direct the time, method and place of conducting any proceeding for any available remedy or for exercising any trust or other power conferred on the Trustee. However, the Trustee may decline to act if such direction is contrary to law, the Indenture or the Supplemental Indenture.

No holder of the new notes may start a lawsuit under the Indenture or the Supplemental Indenture unless:

•	the holder has given to the Trustee written notice of a continuing Event of Default with respect to the new notes;

•	the holders of at least 25% in principal amount of the new notes then outstanding make a written request to the Trustee to seek a remedy and offer a reasonable indemnity;

•	the Trustee fails to start a lawsuit within 60 days; and

•	the Trustee does not receive from the holders of a majority in principal amount of the new notes then outstanding a direction inconsistent with such request during such 60-day period.

However, the holder of any new notes will have an absolute right to receive payment of the principal of (and premium, if any) and any interest on such new notes when due and to institute suit for the enforcement of any such payment.

The Indenture requires us to file annually with the Trustee a certificate stating that no default exists under certain provisions of the Indenture or specifying any default that exists.

Modifications and Waivers of the Indenture

The Company and the Trustee may modify (by adding, changing or eliminating any provision of) the Indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding securities issued under the Indenture (voting as a single class) that would be affected by such a modification. However, without the consent of each affected holder, no modification may:

•	change the dates fixed in the new notes for the payment of the principal of and interest on the new notes;

•	reduce the principal amount of (or premium, if any) or any interest on the new notes;

•	reduce the rate of interest on the new notes;

•	change the place or currency of payment of principal of (or premium, if any) or interest on the new notes;

•	impair the right to institute suit for the enforcement of any payment on the new notes on or after such payment is due and payable;

•	reduce the percentage in principal amount of outstanding securities issued under the Indenture that is required to consent to a modification of, or waiver under, the Indenture or the Supplemental Indenture; or

•	effect certain other changes.

Compliance with certain restrictive provisions of the Indenture and the Supplemental Indenture may be waived with respect to a series of outstanding securities issued under the Indenture by the holders of a majority in principal amount of the securities of such series then issued and outstanding. The holders of a majority in principal amount of securities of any series issued under the Indenture and then outstanding may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or interest (or premium, if any) on any security of that series or a default under a covenant which cannot be modified or amended without the consent of all affected holders of securities issued under the Indenture or all affected holders of any series issued under the Indenture, as applicable.

Defeasance and Covenant Defeasance

The Indenture provides that, in connection with the new notes, we may elect to:

•	defease and be discharged from all of our obligations (subject to certain limited exceptions) with respect to the new notes then outstanding (“Defeasance”); and/or

•	be released from our obligations under certain covenants and from the consequences of an Event of Default resulting from the breach of those covenants (“Covenant Defeasance”).

To elect Defeasance and/or Covenant Defeasance, we must deposit in trust with the Trustee money and/or U.S. Government Obligations which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to repay in full the new notes when due. As a condition to Defeasance or Covenant Defeasance, we must deliver to the Trustee an opinion of counsel that the new notes, if then listed on a national securities exchange under the Exchange Act, would not be delisted as a result of the defeasance. As a condition to Defeasance only, we must deliver to the Trustee an opinion of counsel that, (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based on such ruling or change in law such opinion shall confirm that, the holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred. As a condition to Covenant Defeasance only, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred.

Covenant Defeasance and Certain Events of Default.  If we implement Covenant Defeasance for the new notes and the new notes are declared due and payable because of the occurrence of one of certain Events of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the new notes at the time of their stated maturity, but may not be sufficient to pay amounts due at the time of the acceleration resulting from such Event of Default. However, we remain liable for such payments.

Sinking Fund

There will not be a sinking fund for the new notes.

Information Concerning the Trustee

Wells Fargo Bank, N.A. is the successor Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the new notes. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Subsidiary Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA.

Governing Law

The Indenture, the Supplemental Indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Attributable Debt” has the meaning specified in the section “Limitation on Sale and Leaseback Transactions.”

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” has the meaning specified in the section “Change of Control.”

“Change of Control Offer” has the meaning specified in the section “Change of Control.”

“Company” has the meaning specified in the first paragraph of the “Description of Notes.” The terms “we,” “our” and “us” have the meaning specified in the first paragraph of the “Description of Notes.”

“Comparable Treasury Issue” has the meaning specified in “Optional Redemption.”

“Comparable Treasury Price” has the meaning specified in “Optional Redemption.”

“Covenant Defeasance” has the meaning specified in “Defeasance and Covenant Defeasance.”

“default” has the meaning specified in the section “Events of Default.”

“Defeasance” has the meaning specified in the section “Defeasance and Covenant Defeasance.”

“Event of Default” has the meaning specified in the section “Event of Default.”

“Exchange Act” means the Securities Exchange Act of 1934 and any successor act thereto, in each case as amended from time to time.

“Excluded Subsidiary” means any Subsidiary that (i) is an “Unrestricted Subsidiary” for purposes of each of the U.S. Credit Agreements and each of the Specified Notes, and any Refinancing (or successive Refinancings) of the same, in each case as amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with its terms, and (ii) does not guarantee any Indebtedness under any of the debt facilities or securities described in clause (i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Guaranteed Obligations” has the meaning specified in the section “Subsidiary Guarantees.”

“Indebtedness” of any Person means, as at the date as of which any determination thereof is being or is to be made and in respect of any Person (without duplication and excluding in the case of the Company and the Restricted Subsidiaries intercorporate debt solely between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) all (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services under conditional sales or other similar agreements which provide for the deferral of the payment of the purchase price for a period in excess of one year following the date of such Person’s receipt and acceptance of the complete delivery of such property and/or services, and (iv) obligations of such Person as lessee under leases which obligations are, in accordance with GAAP, recorded as capital lease obligations. Whenever any determination of the amount of Indebtedness is required or permitted to be, or is otherwise being or to be, made for any purpose under the Indenture or the Supplemental Indenture, the amount of any such Indebtedness denominated in any currency other than U.S. dollars shall be calculated at the U.S. Dollar Equivalent of such Indebtedness as at the date of which such determination of the amount of Indebtedness is being or to be made, except that, if all or any portion of the principal amount of any such Indebtedness which is payable in a currency other than U.S. dollars is hedged into U.S. dollars, the principal amount of such hedged Indebtedness, or the hedged portion thereof, shall be deemed to be equal to the amount of U.S. dollars specified in, or determined pursuant to, the applicable hedging contract.

“Indenture” has the meaning specified in the second paragraph of the “Description of Notes.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

“Lien” has the meaning specified in the section “Certain Covenants — Limitation on Secured Indebtedness.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Rating Agency” means Standard & Poor’s and Moody’s or if Standard & Poor’s or Moody’s or both shall not make a rating on the new notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the board of directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Reference Treasury Dealer” has the meaning specified in “Optional Redemption.”

“Reference Treasury Dealer Quotations” has the meaning specified in “Optional Redemption.”

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Remaining Scheduled Payments” has the meaning specified in “Optional Redemption.”

“Restricted Property” has the meaning specified in the section “Certain Covenants — Limitation on Secured Indebtedness.”

“Restricted Subsidiary” has the meaning specified in the section “Certain Covenants — Limitation on Secured Indebtedness.”

“Reversion Date” has the meaning specified in the section “Subsidiary Guarantees.”

“Secured Indebtedness” has the meaning specified in the section “Certain Covenants — Limitation on Secured Indebtedness.”

“Specified Notes” means the Company’s 8.625% Senior Notes due 2011, 9% Senior Notes due 2015 and 10.5% Senior Notes due 2016, in each case, together with the respective indentures, officer’s certificates, supplemental indentures and notes, as applicable, governing the same.

“Subsidiary” means a Person (other than an individual or a government or any agency or political subdivision thereof) more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries, or that the Company, in accordance with GAAP, otherwise consolidates as a subsidiary of the Company.

“Subsidiary Guarantee” has the meaning specified in the first paragraph of the “Description of Notes.”

“Subsidiary Guarantor” has the meaning specified in the first paragraph of the “Description of Notes.”

“Supplemental Indenture” has the meaning specified in the second paragraph of the “Description of Notes.”

“Suspension” has the meaning specified in the section “Subsidiary Guarantees.”

“Suspension Period” has the meaning specified in the section “Subsidiary Guarantees.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date the new notes are issued under the Indenture.

“Treasury Rate” has the meaning specified in “Optional Redemption.”

“Trustee” has the meaning specified in the second paragraph of the “Description of Notes.”

“U.S. Credit Agreements” means (i) the Amended and Restated First Lien Credit Agreement, dated as of April 20, 2007, among the Company, the lenders party thereto, the issuing banks party thereto, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., BNP Paribas, The CIT Group/Business Credit, Inc., General Electric Capital Corporation, GMAC Commercial Finance LLC, Wells Fargo Foothill, as Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and (ii) the Amended and Restated Second Lien Credit Agreement, dated as of April 20, 2007, among the Company, the lenders party thereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the number of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Obligations” means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

BOOK ENTRY SYSTEM

We will issue the new notes in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Acquisitions of new notes in the exchange offer under the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC’s records. The ownership interest of each actual acquiror of new notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the new notes will not receive written confirmation from DTC of their acquisition, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the new notes, except in the event that use of the book-entry system for the new notes is discontinued.

To facilitate subsequent transfers, all new notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC’s records reflect only the identity of the direct participants to whose accounts such new notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the new notes at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the new notes representing such new notes.

Neither we nor the trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the new notes, or payments to, or the providing of notice to participants or beneficial owners.

So long as the new notes are in DTC’s book-entry system, secondary market trading activity in the new notes will settle in immediately available funds. All payments on the new notes issued as global securities will be made by us in immediately available funds.

The information in this section concerning DTC and its system has been obtained from sources that we believe are reliable, but neither we nor the dealer manager and solicitation agent take any responsibility for the accuracy of such information. The information is subject to any changes to the arrangements between us and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

DESCRIPTION OF MATERIAL DIFFERENCES BETWEEN THE NEW NOTES AND OLD NOTES

The following description is a summary of the material differences among certain terms and provisions of the old notes and the new notes. This summary does not purport to be complete and is qualified in its entirety by express reference to the indenture governing the old notes and the indenture governing the new notes, copies of each of which have been filed with the SEC, and which, in each case, are available as described under “Where You Can Find More Information.”

The following description does not give effect to the proposed amendments to the old notes. For a summary of the changes that will be made applicable to the old notes if the proposed amendments become operative, see “Description of the Proposed Amendments.”

For more detailed information relating to the terms of the new notes, see “Description of the New Notes.”

Certain capitalized terms used below have the meanings assigned to such terms in the indenture governing the old notes, or the indenture governing the new notes, as applicable.

Interest Rate.  The interest rate on the old notes is 7.857% per annum. The interest rate on the new notes will be 8.75% per annum. In each case, the interest is computed on the basis of a 360-day year of twelve 30-day months.

Maturity.  The old notes will mature on August 15, 2011. The new notes will mature on August 15, 2020.

Guarantees.  The old notes are not guaranteed. The new notes will be jointly and severally irrevocably and unconditionally guaranteed on a senior unsecured basis by the Subsidiary Guarantors. The guarantees of the Subsidiary Guarantors are subject to certain limitations, including limits on the total amount of the obligations guaranteed by each Subsidiary Guarantor and the possibility that some or all of the Subsidiary Guarantees of the Subsidiary Guarantors will, under certain circumstances, be suspended or released in the future. See “Description of the New Notes — Subsidiary Guarantees.” The Company will cause each Subsidiary (other than any Excluded Subsidiary) that guarantees Indebtedness of the Company or of any Subsidiary Guarantor other than Indebtedness under the new notes to become a Subsidiary Guarantor. See “Description of the New Notes — Certain Covenants — Future Subsidiary Guarantors.”

Optional Redemption.  The old notes are subject to redemption, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (a) 100% of their principal amount and (b) the sum of the present values of the Remaining Scheduled Payments on the old notes, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus thirty-five basis points (0.35%), plus in each case accrued interest on the old notes being redeemed to the redemption date.

The new notes will be subject to redemption, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (a) 100% of their principal amount and (b) the sum of the present values of the Remaining Scheduled Payments on the new notes, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus fifty basis points (0.50%), plus in each case accrued interest on the new notes being redeemed to the redemption date. See “Description of the New Notes — Optional Redemption.”

Change of Control.  On the occurrence of a Change of Control of the Company, each holder of new notes will have the right to require the Company to repurchase all or any part of such holder’s new notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). See “Description of the New Notes — Change of Control.” The old notes do not provide any equivalent right on the occurrence of a Change of Control.

Events of Default.  The indenture governing the new notes contains all of the Events of Default that are contained in the indenture governing the old notes. The indenture governing the new notes contains, in addition, the following Events of Default that do not constitute Events of Default under the old notes: (a) the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Description of the New Notes — Change of Control” (other than a failure to purchase notes); and (b) any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the indenture governing the new notes or any Subsidiary Guarantee and such default continues for 10 days after receipt of notice. The Trustee is obligated to provide the holders of old notes and new notes with notice of defaults of which it has knowledge. See “Description of the New Notes — Events of Default.”

Consolidation, Merger and Sale of Assets.  The indenture governing the old notes provides that the (a) Company will not merge into or consolidate with, or sell or lease all or substantially all of its assets to, any Person, unless (i) the successor is a corporation organized under the laws of the United States of America or any state thereof, and (ii) the successor corporation assumes all of the Company’s obligations under the Indenture and all securities issued under the Indenture, and (b) upon any such merger, consolidation, sale or lease, the successor corporation will succeed to, and be substituted for, the Company. The indenture governing the new notes contains the same provision with respect to the Company and expands the scope of the covenant to apply to Subsidiary Guarantors in certain circumstances. See “Description of the New Notes — Certain Covenants — Consolidation, Merger and Sale of Assets.”

Limitation on Sale and Leaseback Transactions.  Under the indenture governing the old notes and under the indenture governing the new notes, the Company and its Restricted Subsidiaries are, with certain exceptions, prohibited from entering into any lease covering Restricted Property owned, in the case of the old notes, as of the date of the indenture governing the old notes, and in the case of the new notes, as of the date of the supplemental indenture relating to the new notes, that is sold to any other Person in connection with such lease. Other than the difference described in the previous sentence relating to the date of ownership of the relevant Restricted Property, the covenant described under “Description of the New Notes — Certain Covenants — Limitation on Sale and Leaseback Transactions” is the same in all material respects as the corresponding covenant relating to the old notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the exchange offer and the ownership of the new notes acquired in the exchange offer that may be relevant to you. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary assumes that the old notes and the new notes are or will be held as capital assets within the meaning of Section 1221 of the Code. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are subject to special tax rules, including, without limitation:

•	U.S. Holders (as defined below) subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	pension funds, individual retirement and other tax deferred accounts, or tax exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	regulated investment companies, real estate investment trusts, or hybrid entities;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons holding the old notes or the new notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the old notes or the new notes under the constructive sale provisions of the Code.

For purposes of this discussion, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the old notes or the new notes that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the old notes or the new notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the old notes or the new notes, you should consult your tax advisor regarding the tax consequences of the exchange offer and the ownership of the new notes.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS

TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to U.S. Holders

Tax Consequences to U.S. Holders Who Do Not Participate in the Exchange Offer

We believe the exchange offer will not be a taxable event to you for U.S. federal income tax purposes if you do not exchange your old notes for new notes. Upon consummation of the exchange offer, you will have the same adjusted tax basis in, and holding period for, your old notes as you had immediately prior to the exchange offer. You should consult your tax advisor as to the U.S. federal income tax treatment to you if you do not exchange your old notes for new notes.

Tax Consequences to U.S. Holders Who Participate in the Exchange Offer

Under U.S. federal income tax law, the exchange of old debt instruments for new debt instruments results in an exchange under section 1001 of the Code on which taxable gain or loss may be realized if the exchange constitutes a significant modification of the terms of the old debt instruments. The modification of a debt instrument is a significant modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights and obligations under the debt instrument are altered in a manner that is economically significant. We believe, and the rest of this discussion assumes, that the exchange of the old notes for the new notes pursuant to the exchange offer will constitute a significant modification of the terms of the old notes under the applicable Treasury regulations, and, as a result, you will realize gain or loss for U.S. federal income tax purposes upon the exchange. The treatment of the gain or loss realized upon the exchange will depend on whether the exchange constitutes a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and the Treasury regulations thereunder, as discussed below.

Recapitalization.  The exchange of old notes for new notes pursuant to the exchange offer will be treated as a recapitalization only if both the old notes and the new notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the notes, and upon the application of numerous judicial decisions. Although not free from doubt, we intend to take the position that the old notes and the new notes are “securities” for recapitalization purposes. You should consult your tax advisor as to whether the old notes and the new notes received in the exchange offer constitute securities and whether the exchange of such old notes for the new notes qualifies as a recapitalization for U.S. federal income tax purposes.

If, as expected, the exchange of the old notes for the new notes pursuant to the exchange offer qualifies as a recapitalization, generally, with respect to such exchange, you will not recognize loss, but you will recognize gain, if any, to the extent such gain does not exceed the “excess principal amount” received by you in the exchange. “Excess principal amount” means the fair market value of a portion of the new notes with a stated principal amount equal to the excess of (a) the stated principal amount of the new notes over (b) the stated principal amount of the old notes exchanged therefor. It is unclear whether “principal amount” of the new notes means issue price or stated principal amount payable at maturity. Subject to the discussion under “Market Discount” below, any gain recognized generally will be capital gain and generally will be long-term capital gain if your holding period for the old notes exchanged is more than one year at the time of the exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 15%. Your holding period for the new notes received (other than any portion representing excess principal amount, which will have a holding period beginning on the day after the exchange) will include your holding period for such old notes exchanged. Your initial tax basis in the new notes received (other than any portion representing excess principal amount, which will have a tax basis equal to the issue price of such portion) in exchange for such old notes will equal the adjusted tax basis of such old notes immediately prior to the exchange, increased by any gain recognized by you on the exchange and decreased by the issue price of any portion of the new notes representing excess principal amount.

Even if the exchange qualifies as a recapitalization, you may recognize gain or loss with respect to any cash received in lieu of fractional notes. A U.S. Holder who receives cash in lieu of a fractional new note will recognize gain or loss in the manner described below under “— Ownership of the New Notes by U.S. Holders — Sale, Taxable Exchange or Other Disposition of the New Notes.”

Non-Recapitalization.  If the exchange of the old notes for the new notes does not qualify as a recapitalization, you will recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and your adjusted tax basis in such old notes exchanged. The amount realized will be equal to the issue price of the new notes (discussed below). Subject to the discussion under “— Market Discount” below, any gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if your holding period for such old notes exchanged is more than one year at the time of the exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations. Your holding period for the new notes will not include your holding period for the old notes exchanged and will begin on the day after the exchange. Your initial tax basis in the new notes will be the issue price of the new notes on the date of the exchange.

Issue Price of the New Notes.  The determination of the issue price of the new notes will depend on whether either the new notes or the old notes are “publicly traded” for U.S. federal income tax purposes. Debt instruments are considered to be publicly traded if they are traded on an established market during the 60-day period ending 30 days after the date they are issued, which in the case of an exchange is the date of the exchange. A debt instrument generally is considered to be traded on an established market if it is listed on a major securities exchange (as determined under the Treasury regulations), appears on a quotation medium of general circulation or otherwise is readily quotable by dealers, brokers or traders (subject to certain exceptions). If the new notes are publicly traded, the issue price of the new notes will equal the fair market value of the new notes at the time of the exchange. If the new notes are not publicly traded but the old notes are publicly traded, the issue price of the new notes generally will equal the fair market value of the old notes exchanged for such new notes at the time of the exchange. If neither the old notes nor the new notes are publicly traded, the issue price of the new notes will equal the stated principal amount of the new notes.

Although not free from doubt, we believe that the old notes are publicly traded. It is unclear whether the new notes will be publicly traded. These rules are complex and you should consult your tax advisor regarding the determination of the issue price of the new notes.

Market Discount.  If you recognize any gain in the exchange and if your old notes were acquired at a market discount (generally, if acquired at a non-de minimis discount from principal amount), you generally will be required to treat a portion of any gain that you recognize on the exchange of such old notes for new notes as ordinary income to the extent of the amount of any accrued market discount that has not previously been included in income for U.S. federal income tax purposes.

Accrued Interest.  To the extent that amounts you receive are attributable to accrued interest on the old notes, such amounts will be includable in your gross income as interest income if such accrued interest has not been included previously in your gross income for U.S. federal income tax purposes.

Ownership of the New Notes by U.S. Holders

Stated Interest.  Stated interest on the new notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount.  A new note will be deemed issued with original issue discount (“OID”) if its issue price (discussed above) is less than its stated redemption price at maturity by more than a statutorily defined de minimis amount. The “stated redemption price at maturity” of a note is the total of all payments on the note that are not payments of “qualified stated interest.” For the new notes, all stated interest will be “qualified stated interest” and therefore the stated redemption price at maturity of the new notes will be the stated principal amount of the new notes. If the difference between a new note’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the note will not be considered to have original issue discount. You will generally be required to include any OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of your regular method of tax accounting. However, if you have an “acquisition premium” with respect to the new notes (i.e., if your adjusted tax basis immediately after the exchange is greater than the new notes’ issue price but less than the stated principal amount of the new notes), the amount of OID that you would include in gross income would be reduced to reflect the acquisition premium.

You may make an election to accrue OID, market discount (if any) and the stated interest on a constant yield basis. The election is complicated and you should consult your tax advisor regarding such election.

Bond Premium.  If immediately after the exchange you have an adjusted tax basis in the new notes in excess of the stated principal amount of the new notes, the new notes will be treated as issued with “bond premium.” In this case, you would not be required to include OID in gross income in respect of the new notes. Generally, you may elect to amortize such bond premium as an offset to stated interest income in respect of the new note, using a constant yield method prescribed under applicable Treasury regulations, over the remaining term of the new note. If you elect to amortize bond premium you must reduce your basis in the new note by the amount of the premium used to offset stated interest. You should consult your tax advisor regarding the availability of an election to amortize bond premium for U.S. federal income tax purposes.

Market Discount.  If you acquired your old notes at a market discount (generally acquired at a non-de minimis discount from principal amount) and the exchange of old notes for new notes qualifies as a recapitalization (as discussed above), any accrued market discount inherent in the old notes that is not recognized as ordinary income on the exchange and that was not included in income for U.S. federal income tax purposes prior to the exchange will carry over to the new notes. In addition, such new notes received by you in exchange for old notes will be treated as acquired at a market discount if the issue price of the new notes exceeds your adjusted tax basis for the new notes by more than a de minimis amount.

Generally, upon any disposition (other than certain non-recognition transactions) of new notes treated as acquired at a market discount, you will be required to recognize the accrued market discount carried over from the old notes plus the market discount that has accrued on the new notes as ordinary income up to the amount of the gain realized on the disposition to the extent such accrued market discount has not been previously included in income.

Sale, Taxable Exchange, or Other Disposition of the New Notes.   Upon the sale, taxable exchange, or other disposition of a new note, you will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, taxable exchange or other disposition (excluding accrued but unpaid stated interest, which generally will be taxable as interest) and your adjusted tax basis in the new notes. Your adjusted tax basis in the new notes will equal your initial tax basis in the new notes, increased by any accrued OID and market discount included in your gross income and decreased by any amortized bond premium. Except to the extent of any accrued market discount on the new notes as described above under “— Market Discount,” with respect to which any gain will be treated as ordinary income, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the new notes (including, in the case of an exchange of the old notes for the new notes that qualifies as a recapitalization, your holding period for the old notes exchanged for such notes) is more than one year at the time of the sale, taxable exchange or other disposition. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations.

Additional Payments.  In certain circumstances (see Description of the New Notes — Optional Redemption), we may be obligated to make payments on the new notes in excess of stated principal and interest. We intend to take the position that the new notes should not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, you would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with your method of tax accounting. This position is based in part on the assumption that, as of the date of issuance of the new notes, the possibility that additional payments will have to be paid is a

“remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose to the IRS on your tax return for the year during which you acquire the new notes that you are taking a different position. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income on the new notes and our deduction with respect to the additional payments.

If we are required to pay additional amounts, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional amounts with respect to the new notes.

Information Reporting and Backup Withholding

We are required to furnish to the record holders of the old notes and the new notes, other than corporations and other exempt holders, and to the IRS, information with respect to payments paid on such notes.

You may be subject to backup withholding with respect to the consideration paid for the old notes in the exchange offer and interest paid (including OID and certain additional payments) on the new notes or with respect to proceeds received from a disposition of the new notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the old notes or the new notes (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) who or which is not a U.S. Holder. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Code, and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your tax advisor regarding the tax consequences of the exchange offer and the ownership of the new notes.

Tax Consequences to Non-U.S. Holders Who Do Not Participate in the Exchange Offer

As discussed above under “— Tax Consequences to U.S. Holders — Tax Consequences to U.S. Holders Who Do Not Participate in the Exchange Offer,” the exchange offer is not expected to be a taxable event with respect to you if you do not participate in the exchange.

Tax Consequences to Non-U.S. Holders Who Participate in the Exchange Offer

As discussed above under “— Tax Consequences to U.S. Holders — Tax Consequences to U.S. Holders Who Participate in the Exchange Offer,” the exchange by a holder of the old notes for the new notes pursuant to the exchange offer will constitute an exchange under applicable Treasury regulations. However, you will only be subject to U.S. federal income tax on any gain recognized in the exchange to the extent described below under “— Ownership of the New Notes by Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes,” treating the reference therein to the new notes as a reference to the old notes.

Amounts attributable to accrued and unpaid interest paid to you on the old notes will not be subject to U.S. federal income tax or withholding tax except to the extent described below under ‘‘— Ownership of the New Notes by Non-U.S. Holders — Payments of Interest on the New Notes,” treating the references therein to interest on the new notes as references to accrued and unpaid interest on the old notes.

Ownership of the New Notes by Non-U.S. Holders

Payments of Interest on the New Notes.  You will not be subject to the 30% United States federal withholding tax with respect to payments of interest (including OID) on the new notes, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your new notes through certain foreign intermediaries or certain foreign partnerships and you and the foreign intermediaries (or foreign partnerships) satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest (including OID and certain additional payments) on the new notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID and certain additional payments) is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If you are engaged in a trade or business in the United States and interest (including OID and certain additional payments) on a new note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes.  Any gain realized by you on the sale, exchange, redemption or other disposition of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. You should consult any applicable income tax treaties that may provide for different rules. In addition, you are urged to consult your tax adviser regarding the tax consequences of the acquisition, ownership and disposition of the new notes.

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder, in general, you will not be subject to backup withholding and information reporting upon the exchange of old notes for new notes or with respect to payments that we make to you on the new notes provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “— Ownership of the New Notes by Non-U.S. Holders — Payments of Interest on the New Notes.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a new note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest (including OID and certain additional payments) paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

BENEFIT PLAN CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the old notes and the acquisition, holding and disposition of new notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, individual retirement accounts and other plans that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, accounts and other plans, each of which we refer to as a “Plan.”

The following summary relates to Plans that are subject to ERISA and/or the Code (“ERISA Plans”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, benefit plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.

ERISA Fiduciary Responsibilities

ERISA imposes requirements on ERISA Plans and fiduciaries of ERISA Plans. Under ERISA, fiduciaries are identified by function rather than title, and generally include persons who exercise discretionary authority or control over the management of an ERISA Plan or the management and disposition of its assets, who render investment advice with respect to an ERISA Plan for compensation or who have discretionary authority or responsibility in the administration of an ERISA Plan. Before investing any ERISA Plan assets in any new notes offered in connection with this prospectus, you should determine whether the investment:

(1) is permitted under the plan document, trust agreement and other instruments governing the ERISA Plan; and

(2) is appropriate for the ERISA Plan in view of the requirement that plan assets be invested prudently and for the exclusive purpose of providing benefits to participants and their beneficiaries, the ERISA Plan’s overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

You should consider all factors and circumstances of a particular investment in the new notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the new notes.

We are not making any representation that the exchange of the old notes and the acquisition, holding and disposition of the new notes by or on the behalf of an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus or otherwise, in connection with the exchange offering.

Foreign Indicia of Ownership

ERISA also prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the U.S. district courts except in specified cases. Before exchanging any old notes in connection with this prospectus, you should consider whether the acquisition, holding or disposition of the new notes would satisfy such indicia of ownership rules.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving ERISA Plans, on the one hand, and persons who have specified relationships to such ERISA Plans, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering exchanging old notes and acquiring the new notes on behalf of or with ERISA Plan assets in the exchange offer, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions may arise, for example, if the new notes are acquired by an ERISA Plan with respect to which we, the dealer manager, the information agent, the exchange agent and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of plan fiduciary making the decision to exchange the old notes and acquire the new notes and the circumstances under which such decision is made. These exemptions include:

(1) Prohibited transaction class exemption (“PTCE”) 75-1 (relating to specified transactions involving employee benefit plans and broker dealers, reporting dealers, and banks);

(2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

(3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

(4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

(5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

(6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the new notes.

Treatment of Our Assets as Plan Assets

Some transactions involving our operations could be subject to ERISA’s fiduciary responsibility provisions or could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be ERISA Plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the “plan asset regulation”), in general, when a plan acquires an “equity interest” in certain entities the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless exceptions set forth in the plan asset regulation apply.

In general, an “equity interest” is defined under the plan asset regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, it is possible that the new notes should be treated as debt rather than equity interests under the plan asset regulation because the notes (1) should be treated as indebtedness under applicable local law and as debt, rather than equity, for United States tax purposes, and (2) should not be deemed to have any “substantial equity features.” However, no assurance can be given that the new notes will be treated as debt for purposes of ERISA. If the new notes were to be treated as equity interests under the plan asset regulation, the acquisition of the new notes using Plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the new notes by “benefit plan investors” is not “significant,” as determined under the plan asset regulation. We cannot assure you that the criteria for this exception will be satisfied at any particular time, and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the new notes are treated as equity interests under the plan asset regulation and investment in the new notes by benefit plan investors is significant, our assets could be treated as the assets of any benefit plan investor and a non-exempt prohibited transaction or breach of ERISA’s fiduciary responsibility provisions could arise in connection with our operating activities.

Treatment of Insurance Company Assets as Plan Assets

Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), assets in the general account of an insurance company might be deemed to be ERISA Plan assets under certain circumstances. If general account assets are deemed to be ERISA Plan assets, an insurance company’s acquisition of the new notes with assets of its general account might be subject to ERISA’s fiduciary responsibility provisions or might give rise to prohibited transactions under ERISA and the Code. Insurance companies that are considering exchanging old notes and acquiring the new notes with assets of their general accounts should consider the potential effects of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1 on their purchase.

Representations and Warranties

If you acquire or accept a new note (or any interest therein) offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

(1) you have not used the assets directly or indirectly of any Plan or any trust established with respect to a Plan to acquire such note; or

(2) your acquisition and holding of such note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA and (C) does not violate any applicable Similar Law.

Any subsequent purchaser of such new notes will be required to make the same representations concerning the use of Plan assets to purchase the new notes.

LEGAL MATTERS

Certain legal matters will be passed upon for us by David L. Bialosky, Senior Vice President, General Counsel and Secretary of the Company. The validity of the new notes and certain other legal matters will be passed upon for us by Covington & Burling LLP, New York, New York. Cravath, Swaine & Moore LLP, New York, New York advised the dealer manager in connection with the exchange offer. Mr. Bialosky is paid a salary by us, is a participant in our Management Incentive Plan, Executive Performance Plan and equity compensation plans, and owns and has options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K filed on May 5, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Letters of transmittal and consent and all correspondence in connection with the exchange offer and consent solicitation should be sent or delivered by each holder of old notes, or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee, to the exchange agent at its address or facsimile number set forth below.

Exchange Agent:

Global Bondholder Services Corporation

By Mail, Hand or Overnight Courier:	By Facsimile (for Eligible Institutions only):
Global Bondholder Services Corporation Attention: Corporate Actions 65 Broadway, Suite 723 New York, New York 10006	(212) 430-3775 Confirmation: (212) 430-3774

Questions concerning tender or consent procedures and requests for additional copies of this prospectus or the letter of transmittal and consent or any of the other accompanying documents may be directed to the information agent at the address and telephone number set forth below.

Information Agent:

Global Bondholder Services Corporation

65 Broadway
Suite 723
New York, New York 10006
Attention: Corporate Actions
Banks and brokers: (212) 430-3774
Telephone: (866) 924-2200 (toll-free)

Questions regarding the terms of the exchange offer and consent solicitation should be directed to the dealer manager and solicitation agent at the address and telephone number set forth below.

Dealer Manager and Solicitation Agent:

Citigroup Global Markets Inc.

390 Greenwich Street
4th Floor
New York, New York 10013
Attention: Liability Management Group
Telephone: (800) 558-3745 (toll-free)
(212) 723-6106 (toll)

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Goodyear Tire & Rubber Company

The Goodyear Tire & Rubber Company is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

The Goodyear Tire & Rubber Company has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding in which the person may become involved by reason of his or her being or having been a director or officer of the Company, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

The Goodyear Tire & Rubber Company maintains and pays the premiums on contracts insuring the Company and its subsidiaries (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the Company and its subsidiaries (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Company even if the Company does not have the obligation or right to indemnify such director or officer against such liability or expense.

Delaware Guarantors

Each of the guarantors, except for those described separately below, is a Delaware corporation. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers, against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable to the corporation unless and only to the extent that the Court of

Chancery or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper. The bylaws of each Delaware guarantor require such guarantor to indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

In addition, the bylaws of Wingfoot Ventures Eight, Inc., Wheel Assemblies, Inc., Goodyear Western Hemisphere Corporation, Goodyear International Corporation, and Goodyear Export Inc. provide that the directors and officers of each of these guarantors shall not be liable to the respective guarantor for any loss, damage, liability or expense suffered by such guarantor, provided that the director or officer (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (ii) took or omitted to take such action in reliance upon advice of counsel for the corporation or upon statements made or information furnished by directors, officers, employees or agents of the corporation which he had no reasonable grounds to disbelieve.

Wingfoot Commercial Tire Systems, LLC

Wingfoot Commercial Tire Systems, LLC is an Ohio limited liability company. Section 1705.32 of the Ohio Revised Code gives a limited liability company formed under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the company, provided that the director or officer acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the company, the company may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the company, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper. The operating agreement of Wingfoot Commercial Tire Systems, LLC requires the company to indemnify and advance expenses to each present and future director or officer of the company to the full extent allowed by the laws of the State of Ohio.

Goodyear Canada Inc.

Goodyear Canada Inc. is an Ontario corporation. Under the Business Corporations Act (Ontario) (the “OBCA”), a corporation may indemnify a director or officer of the corporation (or former directors or officers or persons who have acted as a director or officer of another body corporate at the request of the corporation) against all costs, charges and expenses (including any settlement amount paid) reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of such corporation or body corporate, if: (i) the person acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. A director or officer of a corporation is entitled to such indemnity from the corporation if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and if he or she fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify a director or officer in respect of an action by or on behalf of the corporation to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation, if he or she fulfills the conditions set out in (i) above.

In addition, the bylaws of Goodyear Canada Inc. require the corporation to indemnify its directors and officers, subject to the OBCA, from and against (a) any liability and all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, that the director or officer sustains or incurs in respect of any civil, criminal or administrative action, suit or proceeding that is proposed or commenced against such person by reason of his or her being or having been a director or officer of the corporation or such other body corporate; and (b) all other costs, charges and expenses that the person sustains or incurs in respect of the affairs of the corporation.

Divested Litchfield Park Properties, Inc. and Goodyear Farms, Inc.

Divested Litchfield Park Properties, Inc. and Goodyear Farms, Inc. are Arizona corporations. Section 10-851 of the Arizona Revised Statutes authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual’s conduct was in good faith and the individual reasonably believed that the conduct was in the best interests of the corporation and, in the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Additionally, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

Unless otherwise limited by its articles of incorporation, Section 10-854 of the Arizona Revised Statutes requires a corporation to indemnify (a) an outside director whose conduct was in good faith and who reasonably believed that the conduct was in best interests of the corporation and, in the case of any criminal proceedings, the director had no reasonable cause to believe the conduct was unlawful and (b) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. Neither the articles of incorporation of Divested Litchfield Park Properties, Inc. nor Goodyear Farms, Inc. limit the indemnification provisions provided by Section 10-854.

Section 10-856 of the Arizona Revised Statutes provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.

Dapper Tire Co., Inc.

Dapper Tire Co., Inc. is a California corporation. Section 317 of the California Corporations Code authorizes a corporation to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, provided that the director or officer acted in good faith and in a manner that such person reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, the indemnification is limited to expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action. A corporation is required to indemnify a director or officer to the extent that such person has been successful on the merits in defense of such criminal or civil suit. However, a corporation is not authorized to indemnify a director or officer: (a) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (b) in respect of amounts paid in settling or otherwise disposing of a pending action without court approval or (c) in respect of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.  The following exhibits are filed as part of this registration statement

Exhibit
No.	Description of Exhibit

4.1	Indenture, dated as of March 1, 1999, between The Goodyear Tire & Rubber Company and The Chase Manhattan Bank (now Wells Fargo Bank, N.A.), as Trustee (incorporated by reference, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000), as supplemented on August 15, 2001, in respect of the 7.857% Notes due 2011 (incorporated by reference, filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).
4.2	Form of first supplemental indenture, between The Goodyear Tire & Rubber Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee, in respect of the 8.75% Notes due 2020 and the 7.857% Notes due 2011.
4.3	Form of 8.75% Notes due 2020 (included as Exhibit A to the form of first supplemental indenture filed as Exhibit 4.2).
4.4	Form of 7.857% Notes due 2011 (included with the indenture, as supplemented, filed as Exhibit 4.1).
In accordance with Item 601(b)(4)(iii) of Regulation S-K, certain instruments defining the rights of holders of long-term debt of the Company and its consolidated subsidiaries pursuant to which the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis are not filed herewith. The Company hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5.1	Opinion of Covington & Burling LLP.
8.1	Tax Opinion of Covington & Burling LLP.
12.1	Statement setting forth the Computation of Ratio of Earnings to Fixed Charges (incorporated by reference, filed as Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Covington & Burling LLP (included in Exhibit 5.1).
23.3	Consent of Covington & Burling LLP (included in Exhibit 8.1).
23.4	Consent of Bates White, LLC.
24.1	Power of Attorney of Persons signing this registration statement on behalf of The Goodyear Tire & Rubber Company.
24.2	Power of Attorney of Persons signing this registration statement on behalf of the Subsidiary Guarantors (included on Subsidiary Guarantor signature pages).
25.1	Form T-1 Statement of Eligibility.
99.1	Form of Letter of Transmittal and Consent.

(b)	Financial Statement Schedules. Incorporated herein by reference to Item 8 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2009.

Item 22.	Undertakings

(a) Each of the undersigned registrants hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Each of the undersigned registrants hereby undertakes:

1. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

2. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

The Goodyear Tire & Rubber Company

By:	/s/ Darren R. Wells
Name:     Darren R. Wells

Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Keegan Robert J. Keegan	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	February 2, 2010

/s/ Darren R. Wells Darren R. Wells	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 2, 2010

/s/ Thomas A. Connell Thomas A. Connell	Vice President and Controller (Principal Accounting Officer)	February 2, 2010

* James C. Boland	Director

* James A. Firestone	Director

* W. Alan McCollough	Director

* Denise M. Morrison	Director

* Rodney O’Neal	Director

* Shirley D. Peterson	Director

* Stephanie A. Streeter	Director

Signature	Title	Date

* G. Craig Sullivan	Director

* Thomas H. Weidemeyer	Director

* Michael R. Wessel	Director

*By: /s/ Darren R. Wells Darren R. Wells		February 2, 2010

*	Attorney-in-fact for each of the persons indicated

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Celeron Corporation

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Kramer Richard J. Kramer	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Director, Vice President and Treasurer (Principal Financial Officer)	February 2, 2010

/s/ Richard J. Noechel Richard J. Noechel	Director, Vice President and Controller (Principal Accounting Officer)	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Dapper Tire Co., Inc.

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven T. Hale Steven T. Hale	President (Principal Executive Officer)	February 2, 2010

/s/ Ryan G. Patterson Ryan G. Patterson	Director, Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Michael R. Rickman Michael R. Rickman	Director	February 2, 2010

/s/ Darren R. Wells Darren R. Wells	Director	February 2, 2010

/s/ John F. Winterton John F. Winterton	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on February 2, 2010.

Divested Companies Holding Company

By:	/s/ D. Brent Copeland
Name:     D. Brent Copeland

Title:	President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Brent Copeland D. Brent Copeland	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Todd M. Tyler Todd M. Tyler	Director, Vice President, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Randall M. Loyd Randall M. Loyd	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on February 2, 2010.

Divested Litchfield Park Properties, Inc.

By:	/s/ D. Brent Copeland
Name:     D. Brent Copeland

Title:	President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Brent Copeland D. Brent Copeland	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Todd M. Tyler Todd M. Tyler	Director, Vice President, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Randall M. Loyd Randall M. Loyd	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on February 2, 2010.

Goodyear Canada Inc.

By:	/s/ Douglas S. Hamilton
Name:     Douglas S. Hamilton

Title:	President

By:	/s/ Robin M. Hunter
Name:     Robin M. Hunter

Title:	Secretary

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Hamilton Douglas S. Hamilton	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Caroline A. Pajot Caroline A. Pajot	Comptroller (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Charles L. Mick Charles L. Mick	Director	February 2, 2010

/s/ Richard J. Noechel Richard J. Noechel	Director	February 2, 2010

/s/ Marc O. Voorhees Marc O. Voorhees	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Goodyear Export Inc.

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darren R. Wells Darren R. Wells	Director, Chairman of the Board and President (Principal Executive Officer)	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Vice President and Treasurer (Principal Financial Officer)	February 2, 2010

/s/ Richard J. Noechel Richard J. Noechel	Vice President and Controller (Principal Accounting Officer)	February 2, 2010

/s/ Bertram Bell Bertram Bell	Director	February 2, 2010

/s/ Anthony E. Miller Anthony E. Miller	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Goodyear Farms, Inc.

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Kramer Richard J. Kramer	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Vice President and Treasurer (Principal Financial Officer)	February 2, 2010

/s/ Thomas A. Connell Thomas A. Connell	Director, Vice President and Controller (Principal Accounting Officer)	February 2, 2010

/s/ Bertram Bell Bertram Bell	Director	February 2, 2010

/s/ Anthony E. Miller Anthony E. Miller	Director	February 2, 2010

/s/ Darren R. Wells Darren R. Wells	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Goodyear International Corporation

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Keegan Robert J. Keegan	Director, Chairman of the Board and President (Principal Executive Officer)	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Vice President and Treasurer (Principal Financial Officer)	February 2, 2010

/s/ Richard J. Noechel Richard J. Noechel	Director, Vice President and Controller (Principal Accounting Officer)	February 2, 2010

/s/ Bertram Bell Bertram Bell	Director	February 2, 2010

/s/ John D. Fish John D. Fish	Director	February 2, 2010

/s/ Richard J. Kramer Richard J. Kramer	Director	February 2, 2010

/s/ Darren R. Wells Darren R. Wells	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Goodyear Western Hemisphere Corporation

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Keegan Robert J. Keegan	Director and Chairman of the Board	February 2, 2010

/s/ Richard J. Kramer Richard J. Kramer	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Vice President and Treasurer (Principal Financial Officer)	February 2, 2010

/s/ Thomas A. Connell Thomas A. Connell	Director, Vice President and Controller (Principal Accounting Officer)	February 2, 2010

/s/ Bertram Bell Bertram Bell	Director	February 2, 2010

/s/ Darren R. Wells Darren R. Wells	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Wheel Assemblies Inc.

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Kramer Richard J. Kramer	Director, President and Chief Executive Officer (Principal Executive Officer)	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Director, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Michael R. Rickman Michael R. Rickman	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on February 2, 2010.

Wingfoot Commercial Tire Systems, LLC

By:	/s/ Damon J. Audia
Name:     Damon J. Audia

Title:	Vice President and Treasurer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Brent Copeland D. Brent Copeland	President and Chief Operating Officer (Principal Executive Officer)	February 2, 2010

/s/ Todd M. Tyler Todd M. Tyler	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Thomas A. Connell Thomas A. Connell	Director	February 2, 2010

/s/ Evan M. Scocos Evan M. Scocos	Director	February 2, 2010

/s/ M. Joseph Copeland M. Joseph Copeland	Director	February 2, 2010

/s/ Richard J. Kramer Richard J. Kramer	Director	February 2, 2010

/s/ Michael R. Rickman Michael R. Rickman	Director	February 2, 2010

/s/ Damon J. Audia Damon J. Audia	Director	February 2, 2010

/s/ Richard J. Noechel Richard J. Noechel	Director	February 2, 2010

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on February 2, 2010.

Wingfoot Ventures Eight Inc.

By:	/s/ D. Brent Copeland
Name:     D. Brent Copeland

Title:	President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DARREN R. WELLS, DAVID L. BIALOSKY, DAMON J. AUDIA and THOMAS A. CONNELL, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Brent Copeland D. Brent Copeland	Director and President (Principal Executive Officer)	February 2, 2010

/s/ Todd M. Tyler Todd M. Tyler	Director, Vice President, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

/s/ Randall M. Loyd Randall M. Loyd	Director	February 2, 2010

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 1, 1999, between The Goodyear Tire & Rubber Company and The Chase Manhattan Bank (now Wells Fargo Bank, N.A.), as Trustee (incorporated by reference, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000), as supplemented on August 15, 2001, in respect of the 7.857% Notes due 2011 (incorporated by reference, filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).
4.2	Form of first supplemental indenture, between The Goodyear Tire & Rubber Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee, in respect of the 8.75% Notes due 2020 and the 7.857% Notes due 2011.
4.3	Form of 8.75% Notes due 2020 (included as Exhibit A to the form of first supplemental indenture filed as Exhibit 4.2).
4.4	Form of 7.857% Notes due 2011 (included with the indenture, as supplemented, filed as Exhibit 4.1).
In accordance with Item 601(b)(4)(iii) of Regulation S-K, certain instruments defining the rights of holders of long-term debt of the Company and its consolidated subsidiaries pursuant to which the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis are not filed herewith. The Company hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5.1	Opinion of Covington & Burling LLP.
8.1	Tax Opinion of Covington & Burling LLP.
12.1	Statement setting forth the Computation of Ratio of Earnings to Fixed Charges (incorporated by reference, filed as Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Covington & Burling LLP (included in Exhibit 5.1).
23.3	Consent of Covington & Burling LLP (included in Exhibit 8.1).
23.4	Consent of Bates White, LLC.
24.1	Power of Attorney of Persons signing this registration statement on behalf of The Goodyear Tire & Rubber Company.
24.2	Power of Attorney of Persons signing this registration statement on behalf of the Subsidiary Guarantors (included on Subsidiary Guarantor signature pages).
25.1	Form T-1 Statement of Eligibility.
99.1	Form of Letter of Transmittal and Consent.